Exhibit 2.3

AMENDED AND RESTATED CLASS E PREFERRED UNIT

AND CLASS F PREFERRED UNIT

PURCHASE AGREEMENT

by and among:

CIGNA HEALTH & LIFE INSURANCE COMPANY,

a Connecticut corporation;

EVERNORTH HEALTH, INC.,

a Delaware corporation;

WBA ACQUISITION 5, LLC,

a Delaware limited liability company;

WALGREENS BOOTS ALLIANCE, INC.,

a Delaware corporation

(solely for purposes of Sections 5.9, 5.11, 7.9, 7.16 and 7.22);

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC,

a Delaware limited liability company;

VILLAGE PRACTICE MANAGEMENT COMPANY HOLDINGS, LLC,

a Delaware limited liability company;

and

THE SIGNING MAJOR HOLDERS,

(solely for purposes of Section 7.23)

Dated as of January 3, 2023

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	SCHEDULE OF PURCHASERS
Exhibit B	FORM OF AMENDED AND RESTATED OPERATING AGREEMENT
Exhibit C	FORM OF INDEMNIFICATION AGREEMENT
Exhibit D	FORM OF INVESTORS’ RIGHTS AGREEMENT
Exhibit E	SCHEDULES
Exhibit F	FORM OF COMPANY UNITHOLDER APPROVAL
Exhibit G	FORM OF WALGREENS TRANSACTION COMMITTEE CHARTER

Schedule 1.1(A)	COMPANY KNOWLEDGE
Schedule 2.2	WIRE INFORMATION
Schedule 3.2(a)(i)	PRO FORMA CAP TABLE
Schedule 5.11	COMPANY AND WBA COLLABORATION
Schedule 5.13	RESTRUCTURING STEPS
Schedule 5.16	WALGREENS DIRECTORS

iii

AMENDED AND RESTATED CLASS E PREFERRED UNIT AND CLASS F

PREFERRED UNIT

PURCHASE AGREEMENT

THIS AMENDED AND RESTATED CLASS E PREFERRED UNIT AND CLASS F PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of January 3, 2023, is by and among (i) (A) Cigna Health & Life Insurance Company, a Connecticut corporation, and (B) Evernorth Health, Inc., a Delaware corporation and wholly-owned subsidiary of Cigna Corporation (“Evernorth” and clause (A) and (B) collectively “Cigna”), (ii) WBA Acquisition 5, LLC, a Delaware limited liability company (the “Walgreens Buyer” and, together with Cigna, each a “Buyer” and collectively the “Buyers”), (iii) solely for purposes of Section 5.9, Section 5.11, Section 7.9, Section 7.16 and Section 7.22, Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”), (iv) Village Practice Management Company, LLC, a Delaware limited liability company (the “Company”), (v) Village Practice Management Company Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “Issuer”) and (vi) solely for purposes of Section 7.23, the Signing Major Holders.

RECITAL

WHEREAS, the Company, the Buyers, WBA (solely for purposes of Section 5.9, Section 5.11, Section 7.9, Section 7.16 and Section 7.22 thereunder) and the Signing Major Holders (solely for purposes of Section 7.23 thereunder) entered into that certain Class E Preferred Unit and Class F Preferred Unit Purchase Agreement (the “Prior Agreement”), dated as of November 7, 2022 (the “Agreement Date”), pursuant to which, and among other things, the Buyers, severally but not jointly, agreed to purchase from the Company, and the Company agreed to sell to the Buyers, the Purchased Preferred Units (as defined below) at the Per Unit Purchase Price (as defined below), subject to the terms and conditions set forth therein;

WHEREAS, concurrently with the execution of the Prior Agreement, the Company entered into an Agreement and Plan of Merger, by and among WP CityMD Topco LLC (“Summit”), the Company, Project Teton Merger Sub LLC (“Merger Sub”) and Shareholder Representative Services LLC (the “Prior Merger Agreement” and as the same may be amended from time to time, including, without limitation, as amended by the Merger Agreement Amendments (as defined below), the “Merger Agreement”), dated as of the Agreement Date, pursuant to which (i) the Company shall use a portion of the proceeds of the sale and issuance of the Purchased Preferred Units to acquire all of the outstanding equity securities of Summit (other than those acquired in exchange for Class E-3 Preferred Units) and (ii) certain holders of Summit’s equity interests will be issued the Company’s Class E-3 Preferred Units (the “Summit Holders”), in each case on the terms and conditions set forth in the Merger Agreement (the “Summit Transaction”);

WHEREAS, on November 14, 2022, the Company, Summit and Merger Sub entered into that certain First Amendment to Agreement and Plan of Merger (the “First Merger Agreement Amendment”);

WHEREAS, pursuant to the Prior Merger Agreement (as amended by the First Merger Agreement Amendment), among other things, the Company and Summit agreed to use reasonable best efforts to discuss in good faith and, to the extent mutually agreed between them, take, and cause their respective subsidiaries and representatives to take, such actions as are reasonably necessary to allow the Company to effect, at or prior to the closing of the transactions contemplated by the Prior Merger Agreement (as amended by the First Merger Agreement Amendment), the Restructuring (as defined below) as set forth on Schedule 5.27 of the Prior Merger Agreement (as amended by the First Merger Agreement Amendment), and the Buyers agree and acknowledge that the Buyers have consented to the First Merger Agreement Amendment;

WHEREAS, prior to the Closing (as defined below), the Company and the Issuer shall complete the Restructuring, pursuant to which all issued and outstanding Company Units (as defined below) will be cancelled and exchanged for a corresponding number and class of Issuer Units (as defined below) and the Company shall survive the Restructuring as a wholly-owned subsidiary of the Issuer, subject to the terms and conditions set forth herein;

WHEREAS, in accordance with Section 7.21 of the Prior Agreement, the undersigned desire to amend and restate the Prior Agreement in its entirety in the form of this Agreement to, among other things, (i) add the Issuer as a Party to this Agreement and (ii) provide that, subject to the terms and conditions set forth herein, the Buyers, severally but not jointly, shall purchase from the Issuer, and the Issuer shall sell to the Buyers, the Purchased Preferred Units at the Per Unit Purchase Price; and

WHEREAS, promptly following the execution and delivery of this Agreement, the Company, Issuer, Summit and Merger Sub will enter into that certain Second Amendment to Agreement and Plan of Merger (the “Second Merger Agreement Amendment” and, together with the First Merger Agreement Amendment, the “Merger Agreement Amendments”), pursuant to which, among other things, the Issuer will join and become party to the Merger Agreement and agree to assume the obligations of the Company thereunder to effect the Merger Agreement Closing (as defined below), and the Buyers agree and acknowledge that the Buyers have consented to the form of Second Merger Agreement Amendment that was provided to the Buyers.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree that the Prior Agreement is amended and restated and replaced in its entirety as set forth herein, and the Parties hereby further agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

“Acquisition Proposal” means any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any Sale of the Company or SPAC Transaction.

“Affiliate,” as applied to any Person, means any other Person controlling, controlled by, or under common control with, that Person; provided that, (i) for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise and “Affiliate” includes, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment advisor with, such Person, (ii) neither WBA nor Walgreens Buyer nor any of their respective subsidiaries (other than the Issuer, the Company and their respective subsidiaries) shall be deemed to be an Affiliate of the Issuer or the Company and (iii) neither the Issuer, the Company nor any of their respective Subsidiaries shall be deemed to be an Affiliate of WBA or Walgreens Buyer or any of their respective subsidiaries (other than the Issuer, the Company and their respective Subsidiaries).

“Amended and Restated Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Issuer to be entered into by and among the Issuer and the members of the Issuer, dated as of the Closing Date, in the form attached hereto as EXHIBIT B.

“Audited Financial Statements” means, as of the date of determination, the most recent annual audited financial statements required to be delivered to the Major Holders pursuant to Section 7.2(a) of the Existing Operating Agreement.

“Board” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.3(b)(i), Section 4.5 and Section 4.10.

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act and any similar applicable federal, state or local Law, each as may be amended from time to time (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act of 2021 and the American Rescue Plan Act of 2021) intended to address the consequences of COVID-19 and any administrative or other related or similar orders, declarations or guidance published with respect thereto by any Governmental Authority.

“Cigna Purchase Price” has the meaning set forth on EXHIBIT A.

“Class A Preferred Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class B Preferred Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class B Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class C-1 Preferred Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class C-2 Preferred Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class C-3 Preferred Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class D Preferred Units” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class D Purchase Agreement” means that certain Class D Preferred Unit Purchase Agreement, dated as of October 14, 2021, by and among the Company, WBA Acquisition (as defined in the Existing Operating Agreement), solely with respect to Sections 7.22 and 7.25, WBA Financial (as defined in the Existing Operating Agreement), solely with respect to Sections 5.4, 7.22 and 7.23 thereof, Walgreens Parent (as defined in the Existing Operating Agreement) and, solely with respect to Section 7.24 thereof, the other Members party thereto, as amended and/or restated from time to time.

“Class E Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class E-1 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class E-2 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class E-3 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class F Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class F-1 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class F-2 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class F-3 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class F-4 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class G Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class G-1 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class G-2 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class G-3 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class G-4 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Business” means, collectively, the Company Group and the Summit Entities.

“Common Unit” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“Company and Issuer Fundamental Representations” means the representations set forth in Section 3.1, Section 3.2(a)(i), Section 3.2(a)(iv)-(v), Section 3.2(b)(i)-(ii), Section 3.4 (with respect to the Company and the Issuer only), Section 3.5(b)(i)(A), Section 3.5(b)(ii)(A), Section 3.9(c), Section 3.16(c), Section 3.17, Section 3.26, and Section 3.27.

“Company Covered Person” means, with respect to the Issuer or the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Group” means, collectively, the Issuer, the Company, any Subsidiaries of the Issuer or the Company, and any Managed Practices.

“Company Unit” means a Unit of the Company as such term is defined in the Existing Operating Agreement.

“Company’s Knowledge” means the actual knowledge of each of the individuals set forth on Schedule 1.1(A) following reasonable inquiry of their direct reports (and any successors to their respective roles with the Company or the Issuer, respectively, as of the Agreement Date to the extent related to a representation or warranty made at a Closing during the time such successor is serving in such role) and such knowledge that each such individual would be expected to have in the reasonable performance of his or her duties to the Company or the Issuer, respectively.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any oral or written agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract (including employment agreements, independent contractor agreements and non-competition agreements).

“Covered Subsidiaries” means the Subsidiaries set forth on Schedule 1 and, following the completion of the Restructuring, the Company.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Governmental Authority that grants to any Person the ability to (i) defer, reduce or eliminate any Taxes, (ii) borrow or otherwise secure financing (including any covered loan under Paragraph (36)

of Section 7(a) of the Small Business Act, as added by Section 1102 of the CARES Act, or any loan that is an extension or expansion of, or is similar to, any such covered loan) or (iii) obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Act and the Consolidated Appropriations Act, 2021.

“Debt Closing Fee Amount” means $220,000,000.00.

“Debt Closing Fee Credit” means a credit to be issued to the Walgreens Buyer by the Issuer at the Closing in an amount equal to the Debt Closing Fee Amount in consideration of WBA’s and its Affiliates’ willingness to make available the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment Letter.

“Debt Financing” means the debt financing contemplated by the Debt Financing Commitment Letter or (subject to Section 5.6(e)) any Permitted Alternative Financing Commitment Letter.

“Debt Financing Commitment Letter” has the meaning given to such term in the Merger Agreement as in effect on the Agreement Date, as the same will be assigned to and assumed by the Issuer in connection with the Restructuring.

“Definitive Debt Financing Documentation” has the meaning set forth in Section 3.27.

“Employee Plan” has the meaning set forth in Section 3.14(a).

“Employment Threshold” means $750,000.

“Equity Incentive Plan” means (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, the Company’s equity incentive plan and (ii) as of and following the completion of the Restructuring, the Issuer’s equity incentive plan and includes the Company’s equity incentive plan as assumed by the Issuer in connection with the Restructuring.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Level Employee” means the chief executive officer of the Company or the Issuer and any employee of the Issuer, the Company or their respective majority-owned Subsidiaries that reports directly to the chief executive officer of the Company or the Issuer, as applicable.

“Existing Operating Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 24, 2021, by and among the Company and the members of the Company, as amended and supplemented.

“Federal Healthcare Program” means Medicare, Medicaid, CHAMPUS, TRICARE and any other “federal health care program”, as such term is defined in 42 U.S.C. Section 1320a-7b(f).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority.

“Governmental Authority” means any court, administrative agency or commission, regulatory authority, or other governmental authority or instrumentality or any non-governmental or quasi-governmental self-regulatory agency such as professional licensing boards, domestic or foreign, international, provincial, federal, state, county or local.

“Healthcare Laws” means any federal, state and local health care regulatory laws and regulations applicable to the Company, the Issuer or Covered Subsidiaries and to the Managed Practices, including those relating to third party reimbursement (including any Federal Healthcare Program), laws and regulations relating to the corporate practice of medicine, the civil monetary penalties statute, 42 U.S.C. § 1320a-7a, the Federal Healthcare Program anti-kickback law, 42 U.S.C. §§ 1320a-7b et seq. and the regulations promulgated thereunder (commonly referred to as the “Federal Anti-Kickback Law”), the federal physician self-referral law, 42 U.S.C. §§ 1395nn et seq. and the regulations promulgated thereunder (commonly referred to as the “Stark Law”) and similar state laws, the federal civil False Claims Act, 31 U.S.C. §§ 3729 et seq., the federal criminal false claims statutes, 18 U.S.C. §§ 287 and 1001, the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. and similar state laws, laws and regulations pertaining to personnel or equipment licensure, certification, or accreditation requirements, including but not limited to requirements governing the operation of or practice of medicine or other licensed profession, or promulgated by state Boards of Medicine, other health care professional boards, any applicable accrediting agency or body, and any applicable licensing entity regulating individually Licensed Professionals, the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq. and 45 C.F.R. §§ 160, 162 and 164 (commonly referred to as “HIPAA”) and similar state laws, applicable sections of the Social Security Act, including 42 U.S.C. §§ 1320a-7 and 1320a-7a.

“Indemnification Agreement” means the indemnification agreement to be entered into by and between the Issuer and each director that may be designated by either Buyer pursuant to the Amended and Restated Operating Agreement, dated as of the Closing Date, in the form attached hereto as EXHIBIT C.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a Proceeding in Law or equity).

“Intellectual Property” means, collectively, in the United States and all jurisdictions foreign thereto, and in any medium, all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents and pending applications for patents, including all re-issuances, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all registrations, registration applications, and renewals in connection therewith, and all goodwill associated therewith; (iii) moral rights and copyrights in any work of authorship (including but not limited to databases, software, and mask works) and applications, registrations, and renewals in connection therewith; (iv) trade secrets and confidential information (including confidential ideas, research and development, know-how, methods, formulae, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, lists of prospective customers and suppliers, pricing and cost information, and business and marketing plans and proposals); (v) computer programs, applications, routines, algorithms and other software and firmware, including source code, executable code, data, databases, user interfaces and related documentation; (vi) other proprietary and intellectual property rights; and (vii) tangible embodiments of any of the foregoing (in whatever form or medium) and licenses in and to the foregoing.

“Investors’ Rights Agreement” means (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, the Fourth Amended and Restated Investors’ Rights Agreement, dated as of November 24, 2021, by and among the Company and the other parties thereto, (ii) as of and following the completion of the Restructuring and through immediately prior to the Closing, the Fourth Amended and Restated Investors’ Rights Agreement, dated as of November 24, 2021, as assumed by and assigned to the Issuer in connection with the Restructuring, and (iii) as of and following the Closing, the Fifth Amended and Restated Investors’ Rights Agreement, to be entered into by and among the Issuer and the other parties thereto, dated as of the Closing Date, in the form attached hereto as EXHIBIT D.

“IPO” has the meaning given to the term “Initial Public Offering” in the Amended and Restated Operating Agreement.

“Issuer Unit” means a Unit of the Issuer as such term is defined in the Amended and Restated Operating Agreement.

“Key Employee” means any Executive Level Employee as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any material Intellectual Property for the Issuer, the Company or their respective majority-owned Subsidiaries.

“Latest Balance Sheet” means, (i) as of the Agreement Date, the unaudited balance sheet as of September 30, 2022 and (ii) as of any other date of determination, the latest unaudited balance sheet required to be delivered to the Major Holders pursuant to Section 7.2(b) of the Existing Operating Agreement.

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet, provided such Latest Balance Sheet has been made available to the Buyers.

“Law” means any law, statute, ordinance, order, code, rule or regulation promulgated or issued by any Governmental Authority in effect as of the applicable Closing Date.

“Legal Requirement” means any applicable Law, Order or other requirement of any Governmental Authority then in effect.

“Licensed Professionals” means any duly licensed health care professional employed or engaged by the Issuer, the Company or their respective Subsidiaries in the conduct of the Issuer’s or the Company’s businesses.

“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under Federal and state securities Laws.

“Losses” means any liabilities, obligations, Taxes, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses (including reasonable attorneys’ fees), and each is hereinafter referred to as a “Loss.”

“Major Holders” has the meaning given to such term in the Existing Operating Agreement.

“Managed Practice” means any professional corporation, limited liability company, partnership or association that (i) is 100% owned by a Licensed Professional and (ii) is party to a management or administrative services agreement with the Company, the Issuer or a Covered Subsidiary.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, or continuing results of operations of the Combined Business, taken as a whole; provided, however, that, in no event shall any of such Effects be taken into account, either alone or in combination, directly or indirectly, in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Effect relates to, arises out of or results from: (i) conditions generally affecting the economy, the regulatory environment or credit, securities, currency, financial, commodity, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index or any changes in interest rates or exchange rates, it being understood that the underlying causes of, or factors contributing to any decline in the price of any security may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition) in the United States or elsewhere in the world; (ii) any national, international or supranational political, geopolitical or social conditions, including civil commotion, civil disorder, or any other type of civil unrest (including riots, public demonstrations, protests, looting and revolutions), the threatening of, engagement in, continuation or escalation of, hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or cyber-attack or terrorist attack, weather-related or other force majeure event (including earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event)), results of elections, withdrawal from a supranational organization or any other national or international calamity or crisis and, in each case, any responses thereto (e.g., sanctions, boycotts, or curfews); (iii) changes or prospective changes in GAAP, accounting standards or in the interpretation or enforcement thereof; (iv) changes or prospective changes in any applicable Law; (v) any change that is generally applicable to the industries or markets in which the Combined Business operates; (vi) (A) solely for purposes of determining any right, requirement or obligation of the Walgreens Buyer, the negotiation, execution, announcement or existence of the Walgreens Buyer’s investment pursuant to this Agreement or the consummation of the transactions involving Walgreens Buyer contemplated by this Agreement (including by reason of the identity of the Walgreens Buyer or any of its Affiliates or any communication by the Walgreens Buyer, or the Issuer, the Company or any of their respective Affiliates or Subsidiaries regarding their respective plans or intentions with respect to the Combined Business, and, including the impact thereof on relationships, contractual or otherwise, with patients, suppliers, vendors, payors, partners, employees, clinicians, regulators or others having relationships with the Combined Business or any claim or action arising from or relating to the transactions involving the Walgreens Buyer contemplated by this Agreement) or (B) solely for purposes of determining any right, requirement or obligation of Cigna, the negotiation, execution, announcement or existence of Cigna’s investment pursuant to this Agreement or the consummation of the transactions involving Cigna contemplated by this Agreement (including by reason of the identity of Cigna or any of its Affiliates or any communication by Cigna or any of its Affiliates or Subsidiaries regarding their respective plans or intentions with respect to the Combined Business, and, including the impact thereof on relationships, contractual or otherwise, with patients, suppliers, vendors, payors, partners, employees, clinicians, regulators or others having relationships with the Combined Business or any claim or action arising from or relating to the transactions involving Cigna contemplated by this Agreement); (vii) any failure, in and of itself, by either the Company Group or the Summit Entities to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal or other changes (including changes resulting from any epidemic, pandemic or disease outbreak or any change in the nature or severity thereof (including COVID-19)) in the results of operations of either the Company Group or the Summit Entities for any period ending on or after the Agreement Date (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections, forecasts, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition); (viii) changes to the credit rating of either the Company Group or the Summit Entities (it being understood that the underlying causes of, or factors contributing to, such changes may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition); (ix) any epidemic, pandemic or disease outbreak or any change in the nature or severity thereof (including COVID-19 and changes in the distribution or demand of vaccines related thereto), or any applicable Law, directive, pronouncements, guidelines or recommendations or interpretation thereof issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change thereto (including COVID-19), or any change in such applicable Law, directive, guidelines, pronouncements, recommendations or interpretation thereof following the Agreement Date, or any material worsening of such conditions threatened or existing as of the Agreement Date; (x) (A) solely for purposes of determining any right, requirement or obligation of the Walgreens Buyer, the taking of any action required by this Agreement and/or the Merger Agreement, or any failure to take any action by the Issuer, the Company or any of their respective Subsidiaries that is prohibited by this Agreement (whether with or without consent of the Buyers) or any other action taken by the Company or any other Person at the written request of the Walgreens Buyer or that is consented to by the Walgreens Buyer, and the completion of the transactions contemplated hereby and thereby or (B) solely for purposes of determining any right, requirement or obligation of Cigna, the taking of any action required by this Agreement and/or the Merger Agreement, or any failure to take any action by the Issuer, the Company or any of their respective Subsidiaries that is prohibited by this Agreement (whether with or without consent of the Buyers) or any other action taken by the Company or any other Person at the written request of Cigna or that is consented to by Cigna, and the completion of the transactions contemplated hereby and thereby, provided that this clause (x) shall not apply to any provision of this Agreement that speaks to the consequences of the execution of this Agreement or the completion of the transactions contemplated hereby; or (xi) obtaining or seeking consent from any Governmental Authority or other third party in connection with the consummation of the Transaction, the Summit Transaction or the other transactions contemplated by this Agreement or the Merger Agreement; provided, that Material Adverse Effect may take into account any fact, change, event or effect described in the foregoing clauses (i), (ii), (iii), (iv), (v) or (ix) to the extent such Effect materially and disproportionately affects, or would reasonably be expected to materially and disproportionately affect, the Combined Business relative to other similarly situated businesses in the industry in which the Combined Business operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” means such Contracts that are listed or required to be listed on Section 3.9.

“Material Contracts Threshold” means $2,500,000.

“Merger Agreement Closing” means the closing of the Merger (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement.

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to, any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court or Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; and (b) with respect to any other entity, the articles, charter, bylaws, certificate of formation, operating agreement or other similar organizational, constitutive or governing documents of such entity.

“Parties” means, collectively, the parties that are a party hereto, and each is hereinafter referred to as a “Party.”

“Per Class E-1 Preferred Unit Purchase Price” means an amount equal to $396.82.

“Per Class E-2 Preferred Unit Purchase Price” means an amount equal to $396.82.

“Per Class F-1 Preferred Unit Purchase Price” means an amount equal to $396.82.

“Per Class F-2 Preferred Unit Purchase Price” means an amount equal to $396.82.

“Per Class F-3 Preferred Unit Purchase Price” means an amount equal to $396.82.

“Per Class F-4 Preferred Unit Purchase Price” means an amount equal to $396.82.

“Permitted Alternative Financing” means any Alternative Financing (as defined in the Merger Agreement as in effect on the Agreement Date) that is no less favorable to Cigna, WBA or any of its Affiliates, with respect to the ability of the Issuer to pay cash dividends on the Class F Preferred Units, than clause (c)(viii) in the section entitled “Negative Covenants” in the Debt Financing Commitment Letter.

“Permitted Alternative Financing Commitment Letter” means a debt financing commitment letter that provides for a Permitted Alternative Financing.

“Per Unit Purchase Price” means the Per Class E-1 Preferred Unit Purchase Price with respect to the Class E-1 Preferred Units, the Per Class E-2 Preferred Unit Purchase Price with respect to the Class E-2 Preferred Units, the Per Class F-1 Preferred Unit Purchase Price with respect to the Class F-1 Preferred Units, the Per Class F-2 Preferred Unit Purchase Price with respect to the Class F-2 Preferred Units, the Per Class F-3 Preferred Unit Purchase Price with respect to the Class F-3 Preferred Units and the Per Class F-4 Preferred Unit Purchase Price with respect to the Class F-4 Preferred Units, as applicable.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Authority.

“Projections” means, collectively, any projections and other forecasts, including, but not limited to, projected or pro forma financial statements, cash flow items and other data and certain business plan information related to the Company and the Subsidiaries.

“Purchase Price” means the sum of the Cigna Purchase Price and the Walgreens Purchase Price.

“Purchased Preferred Units” means, collectively, the Class E-1 Preferred Units, the Class E-2 Preferred Units, the Class F-1 Preferred Units and the Class F-2 Preferred Units to be sold pursuant to this Agreement; provided that if a Subsequent Closing occurs, from and after such Subsequent Closing the Purchased Preferred Units will include the Class F-3 Preferred Units and the Class F-4 Preferred Units, respectively, to be sold pursuant to this Agreement.

“Reasonable Efforts” means reasonable best efforts.

“Requisite Company Unitholder Approval” means approval of a Majority-in-Interest and Preferred Majority Interest (each, as defined in the Existing Operating Agreement) in the form attached as EXHIBIT F to this Agreement.

“Restructuring” means the restructuring of the Company Group pursuant to, strictly in accordance with, and limited to the steps set forth on Schedule 5.13 hereto.

“Restructuring Contribution Agreements” means (i) that certain Contribution Agreement, by and between the Company and the Issuer, dated as of the date hereof, and (ii) that certain Contribution Agreement, by and between the Company and WP CityMD Holdco LLC, in the form provided to the Buyers, which is expected to be entered into by the parties thereto following the Closing.

“Restructuring Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Issuer and VMD Aggregator Merger Sub LLC.

“Sale of the Company” has the meaning given to such term in the Existing Operating Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Schedules” means the Disclosure Schedules attached hereto as EXHIBIT E.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Major Holders” means Oak Blocker (as defined in the Existing Operating Agreement), Kinnevik Blocker (as defined in the Existing Operating Agreement), Town Hall Ventures Blocker (as defined in the Existing Operating Agreement), Steven J. Shulman, Walgreens (as defined in the Existing Operating Agreement), and each Founder (as defined in the Amended and Restated Operating Agreement) and their permitted transferees of Unit Equivalents, which holders collectively hold approximately 86.6% of the Units of the Company as of the Agreement Date on a fully diluted basis.

“Solvent” means, with respect to each Buyer and its respective Subsidiaries on a particular date, that on such date (a) the present fair saleable value of the present assets of such Buyer and its respective Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Buyer and its respective Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of such Buyer and its respective Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of such Buyer and its respective Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) such Buyer and its respective Subsidiaries, taken as a whole, do not intend to incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, (d) such Buyer and its respective Subsidiaries reasonably expect to be able to pay their liabilities, including, without limitation, contingent and other liabilities, as they become absolute and matured and (e) such Buyer and its respective Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute unreasonably small capital.

“SPAC Transaction” has the meaning set forth in the Existing Operating Agreement.

“Special Board Approval” has the meaning set forth in the Existing Operating Agreement.

“Strategic Alliance Term Sheet” means that certain binding term sheet entered into by and between the Company and an affiliate of Cigna as of the Agreement Date.

“Subsequent Closing” has the meaning set forth in Section 2.2(b).

“Subsequent Closing Date” has the meaning set forth in Section 2.2(b).

“Subsequent Closing Purchase Price” has the meaning set forth on EXHIBIT A.

“Subsequent Closing Units” are the Units identified under such caption on EXHIBIT A.

“Subsidiaries” means, collectively, the subsidiaries set forth on Schedule 3.3(a) hereto, and each shall be referred to herein individually as a “Subsidiary.”

“Summit Entities” means, collectively, Summit, the Company Practice Entities (as defined in the Merger Agreement) and each of its and their respective controlled subsidiaries.

“Summit Offering” means the proposed sale and issuance of up to a number of Class E-3 Preferred Units with an aggregate value not to exceed $60,000,000 in connection with the Additional Investment Opportunity (as defined in the Merger Agreement) on the terms and subject to the conditions set forth in the Merger Agreement.

“Summit Preferred Units” means (a) the Issuer’s Class E-3 Preferred Units to be issued to the Summit Holders pursuant to the Merger Agreement and (b) the Issuer’s Class E-3 Preferred Units to be issued to the Summit Holders pursuant to the Summit Offering.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, value added, excise, severance, occupation, premium, windfall profit, real property, personal property, intangibles, withholding, social security, unemployment, disability, payroll, employee, escheat or any other tax, charge, fee, levy or any other assessment of a similar nature, including any interest, penalties or additions to tax in respect of the foregoing whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“THV Tag-Along Agreement” means that certain Tag-Along Agreement, dated as of August 20, 2019, by and among the Company and the other parties thereto.

“Transaction” means the transactions contemplated by this Agreement (including the Restructuring).

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement (as in effect as of the Closing), the Indemnification Agreement and the Amended and Restated Operating Agreement and the other documents and agreements contemplated hereby and thereby.

“Transfer” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Unaudited Financial Statements” means, (i) as of the Agreement Date, the unaudited balance sheet and related unaudited statements of income and members’ equity and of cash flows made available to the Buyers for the period as of and ending September 30, 2022 and (ii) as of any other date of determination, the most recent unaudited balance sheet and related unaudited statements of income and members’ equity and of cash flows required to be delivered to the Major Holders pursuant to Section 7.2(b) of the Existing Operating Agreement.

“Units” means (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, Company Units, and (ii) as of and following the completion of the Restructuring, Issuer Units.

“Unit Equivalents” (i) as of the Agreement Date and through immediately prior to the completion of the Restructuring, has the meaning given to such term in the Existing Operating Agreement and (ii) as of and following the completion of the Restructuring, has the meaning given to such term in the Amended and Restated Operating Agreement.

“VMD Corporation” has the meaning given to such term in the Amended and Restated Operating Agreement, as may be amended from time to time, together with any other corporation into which the Issuer or any of its Subsidiaries is converted or which controls the Issuer or any of its Subsidiaries in connection with an IPO.

“Walgreens Cash Purchase Price” means an amount in cash equal to the sum of (i) the Walgreens Purchase Price minus (ii) in the event that the Debt Financing is provided to the Issuer under the Debt Financing Commitment Letter on or prior to the Closing Date, the Debt Closing Fee Amount.

“Walgreens Purchase Price” has the meaning set forth on EXHIBIT A.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED PREFERRED UNITS

Section 2.1    Purchase and Sale of the Purchased Preferred Units by the Issuer to the Buyers.

(a)    The Restructuring shall have been completed prior to the Closing.

(b)    The Issuer shall adopt, at or before the Closing, the Amended and Restated Operating Agreement.

(c)    Upon the terms and subject to the conditions of this Agreement, Walgreens Buyer hereby agrees to subscribe for, purchase and acquire at the Closing and the Issuer hereby agrees to sell, issue and deliver to Walgreens Buyer at the Closing that number of Class E-2 Preferred Units and that number of Class F-2 Preferred Units, in each case, set forth opposite Walgreens Buyer’s name on EXHIBIT A, for an aggregate price equal to the Walgreens Purchase Price.

(d)    Upon the terms and subject to the conditions of this Agreement, each Cigna entity hereby agrees to subscribe for, purchase and acquire at the Closing and the Issuer hereby agrees to sell, issue and deliver to such Cigna entity at the Closing that number of Class E-1 Preferred Units and that number of Class F-1 Preferred Units, in each case, set forth opposite the name of such Cigna entity on EXHIBIT A, (and, if the applicable conditions are satisfied, the Subsequent Closing Units) for an aggregate price equal to the Cigna Purchase Price.

(e)    All of the transactions set forth in this Agreement to be taken at the Closing, including the delivery of documents, shall be deemed to take place simultaneously at the Closing.

(f)    Upon the terms and subject to the conditions of this Agreement, and if the Subsequent Closing Units are not purchased at the Closing, Cigna hereby agrees to subscribe for, purchase and acquire at the Subsequent Closing and the Issuer hereby agrees to sell, issue and deliver to Cigna at the Subsequent Closing the Subsequent Closing Units in exchange for the Subsequent Closing Purchase Price (as defined on EXHIBIT A).

Section 2.2    Closing.

(a)    Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Preferred Units (not including the Subsequent Closing Units) contemplated hereby (the “Closing”) shall take place remotely at 10:00 a.m. Eastern Time on the date that is the second (2nd) Business Day following the date of the satisfaction or, to the extent permitted, waiver of each of the conditions in respect of the Closing set forth in Section 5.1, Section 5.2 and Section 5.3 (other than those conditions that, by their nature, may only be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), as applicable (the “Closing Date”), via the exchange of documents and signatures or at such other place or time as may be mutually agreed upon in writing between each of the Buyers and the Company; provided that, notwithstanding anything contained herein to the contrary, subject to the satisfaction or, to the extent permitted, waiver of each of the conditions in respect of the Closing set forth in Sections 5.1, 5.2 and 5.3 other than those conditions that, by their nature, may only be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall take place immediately prior to the Merger Agreement Closing. At the Closing, (i) Walgreens Buyer shall pay, or cause to be paid, as payment in full for the Purchased Preferred Units purchased by the Walgreens Buyer, the Walgreens Purchase Price to the Issuer by

(a) paying, or causing to be paid, to the Issuer an amount equal to the Walgreens Cash Purchase Price by wire transfer of immediately available funds pursuant to the account information set forth on Schedule 2.2 and (b) the utilization of the Debt Closing Fee Credit (if any) and (ii) Cigna shall pay, or cause to be paid, as payment in full for the Purchased Preferred Units purchased by Cigna (and/or its permitted Affiliate designee(s)) at the Closing, the Cigna Purchase Price to the Issuer by wire transfer of immediately available funds pursuant to the account information set forth on Schedule 2.2. At the Closing, upon payment of the Purchase Price, the Issuer shall deliver, or cause to be delivered, to each Buyer (and/or its permitted Affiliate designee(s)) (x) an instrument of sale and issuance with respect to those Purchased Preferred Units purchased by such Buyer (and/or its permitted Affiliate designee(s)), duly executed by the Issuer, in form and substance reasonably satisfactory to such Buyer and (y) an updated register of members of the Issuer, duly executed by an officer of the Issuer, reflecting the issuance with respect to the Purchased Preferred Units and the Class E-3 Preferred Units issued in connection with the Summit Transaction and any additional Class E-3 Preferred Units issued in connection with the Summit Offering.

(b)    Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Subsequent Closing Units contemplated hereby (the “Subsequent Closing”) shall take place remotely at 10:00 a.m. Eastern Time on the date that is two Business Days after the last condition in respect of the Subsequent Closing set forth in Article V (other than those conditions that, by their nature, may only be satisfied at or immediately prior to the Subsequent Closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or, to the extent permitted, waived (the “Subsequent Closing Date”), via the exchange of documents and signatures, or at such other place or time as may be mutually agreed upon in writing between Cigna and the Company. At the Subsequent Closing, Cigna shall pay, or cause to be paid, as payment in full for the Subsequent Closing Units, the Subsequent Closing Purchase Price to the Issuer by wire transfer of immediately available funds pursuant to the account information set forth on Schedule 2.2. At the Subsequent Closing, upon payment of the Subsequent Closing Purchase Price, the Issuer shall deliver, or cause to be delivered, to Cigna (and/or its Affiliate designee(s)) (x) an instrument of sale and issuance with respect to the Subsequent Closing Units purchased by Cigna (and/or its Affiliate designee(s)), duly executed by the Issuer, in form and substance reasonably satisfactory to Cigna and (y) an updated register of members of the Issuer, duly executed by an officer of the Issuer, reflecting the issuance with respect to the Subsequent Closing Units.

Section 2.3    Use of Proceeds. In accordance with the directions of the Board, the Issuer will use the proceeds from the sale of the Purchased Preferred Units (a) for working capital and other general corporate purposes at the discretion of the officers of the Issuer and (b) to pay a portion of the Issuer’s and/or the Company’s obligations pursuant to the Merger Agreement.

Section 2.4    Withholding. Notwithstanding any other provision in this Agreement, the Buyers shall be entitled to deduct and withhold any amounts required to be deducted and withheld with respect to the making of any payments pursuant to this Agreement under the Code, the Treasury Regulations or any other provision of applicable Tax Law, and to request any reasonably necessary Tax forms, including an IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information for the purpose of determining whether such withholding is required; provided that, prior to any such withholding or deduction, the applicable Buyer shall provide the Issuer with at least five (5) Business Days’ notice and shall cooperate with the Issuer to eliminate or reduce the amount of any such withholding or deduction. To the extent that amounts are so withheld and deducted pursuant to this Section 2.4, such withheld or deducted amounts shall be (i) timely and properly remitted to the applicable governmental entity and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ISSUER

Except as set forth in the Schedules, the Issuer and the Company, jointly and severally, hereby represent and warrant to each of the Buyers as of the Agreement Date that the following representations and warranties are true and complete as of the Agreement Date, except as otherwise indicated herein; provided, however, that the representations and warranties made by the Issuer in this Article III are deemed to have been made as of the date hereof and not as of the Agreement Date (unless another date is specified herein). Except as set forth in the Schedules, subject to the occurrence of and effective upon the Closing, the Issuer and the Company, jointly and severally, hereby represent and warrant to each of the Buyers as of the Closing Date that the following representations and warranties are true and complete as of the Closing Date, except (i) as otherwise indicated herein and (ii) unless otherwise specified, that the following representations and warranties are being made as of the Closing Date without giving effect to (x) the transactions contemplated by the Merger Agreement (other than the Restructuring) or (y) the transactions contemplated by the Debt Financing Commitment Letter. Except as set forth in the Schedules, subject to the occurrence of and effective upon the Closing, the Issuer and the Company, jointly and severally, hereby represent and warrant to Cigna as of the Subsequent Closing Date that the following representations and warranties are true and complete as of the Subsequent Closing Date, except (i) as otherwise indicated herein and (ii) unless otherwise specified, that the following representations and warranties are being made as of the Subsequent Closing Date without giving effect to (x) the transactions contemplated by the Merger Agreement (other than the Restructuring) or (y) the transactions contemplated by the Debt Financing Commitment Letter. For purposes of this ARTICLE III, references to the “Company” shall be deemed to refer to both the Company and the Issuer for all purposes of the representations and warranties made as of the Closing Date and the Subsequent Closing Date.

Section 3.1    Authority, Due Execution and Binding Effect. Each of the Company and the Issuer has the requisite legal capacity, power and authority (i) to execute and deliver the Transaction Agreements, the Merger Agreement and the Ancillary Documents (as defined in the Merger Agreement) to which it is or will be a party, (ii) to consummate the Transaction, the Restructuring and the Summit Transaction, (iii) to issue the Purchased Preferred Units at the Closing and the Subsequent Closing and the Common Units (or other Preferred Units) issuable upon conversion of the Purchased Preferred Units (the “Conversion Units”), as applicable, and (iv) to perform its obligations under the Transaction Agreements, the Merger Agreement, the Ancillary Documents (as defined in the Merger Agreement) and all limited liability company action required to be taken by the Board and the Company’s current members (as each exists prior to the completion of the Restructuring), and the board of directors and equityholder of the Issuer, to authorize the foregoing has been duly and validly taken, including, with respect to the Company, by the receipt of Special Board Approval and the approval of the Walgreens Transaction Committee. The Amended and Restated Operating Agreement, the Investors’ Rights Agreement, and the Indemnification Agreement will be duly and validly executed and delivered by the Issuer on or prior to the Closing Date. This Agreement has been duly and validly executed and delivered by the Company and the Issuer. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, each Transaction Agreement, the Merger Agreement and the Ancillary Documents (as defined in the Merger Agreement) will constitute, upon such execution and delivery thereof, the valid and binding obligations of the Company and the Issuer, enforceable in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws. Other than the Requisite Company Unitholder Approval and (i) as of the date hereof and as of the Closing, (x) the consent from the members of the Company to approve the Restructuring and the Amended and Restated Operating Agreement and (y) the consent of the sole member of the Issuer prior to the Restructuring to approve the Transaction, the Restructuring and the Summit Transaction and (ii) as of immediately following the Restructuring and as of the Closing, the consent of the members of the Issuer following the Restructuring to approve the Transactions, no vote or consent of the members of the Company or the Issuer is required under the Organizational Documents of the Company or the Issuer or applicable Laws to enter into the Transaction Agreements, the Merger Agreement and the Ancillary Documents (as defined in the Merger Agreement) and consummate the transactions contemplated hereby or thereby. The consents set forth in the preceding sentence, including the Requisite Company Unitholder Approval approving the Transaction, the consent from the members of the Company to approve the Restructuring and the Amended and Restated Operating Agreement, the consent of the sole member of the Issuer to approve the Transaction, the Restructuring and the Summit Transaction, are (other than the consent of the members of the Issuer following the Restructuring to approve the Transactions) each in full force and effect, and the form of the consent of the members of the Issuer following the Restructuring to approve the Transactions has been provided to the Buyers (and such consent will be in full force and effect as of the Closing in the form provided to the Buyers prior to the execution of this Agreement). The Company and the Issuer have made available correct and complete copies of all such consents (or, with respect to the consent of the members of the Issuer following the Restructuring to approve the Transactions, (x) prior to the execution of this Agreement, correct and complete copies of the form of such consent and (y) as of the Closing, correct and completed copies of such executed consent), including the Requisite Company Unitholder Approval, which has been duly and validly executed by holders collectively holding approximately 86.6% of the Units of the Company as of the Agreement Date on a fully diluted basis, to each of the Buyers prior to the execution of the Prior Agreement or prior to the execution of this Agreement, with respect to consents dated after the date of the Prior Agreement.

Section 3.2    Capitalization; Valid Issuance of Purchased Preferred Units.

(a) Capitalization	of the Company.

(i)    Schedule 3.2(a)(i) sets forth the capitalization of (A) the Company as of the Agreement Date, and (B) the Issuer as of immediately following the Closing (assuming that no awards are granted pursuant to the Equity Incentive Plan (as defined below) after the Agreement Date, but taking into account the transactions contemplated by this Agreement and the Merger Agreement, including the issuance of the Summit Preferred Units, and assuming that the Subsequent Closing Units are issued at the Closing), as if (1) the maximum number of Purchased Preferred Units were issued pursuant to this Agreement, (2) the maximum number of Class E-3 Preferred Units were issued under the terms of the Merger Agreement and pursuant to the Summit Offering, and (3) the minimum number of Class E-3 Preferred Units were issued under the terms of the Merger Agreement and pursuant to the Summit Offering), each including the number of Units of the following: (i) issued and outstanding Units; (ii) any granted options; (iii) the number of Common Units reserved for future award grants under the Equity Incentive Plan; and (iv) warrants or Unit purchase rights, if any. As of the Agreement Date, except for the Restructuring Merger Agreement and the Restructuring Contribution Agreements, as set forth on Schedule 3.2(a)(i) and the conversion privileges of the Purchased Preferred Units issued under this Agreement, the Summit Preferred Units, the Class E-3 Preferred Units, the Class D Preferred Units, the Class C-1 Preferred Units, the Class C-2 Preferred Units, the Class C-3 Preferred Units, the Class B Preferred Units and the Class A Preferred Units (collectively, the “Preferred Units”), in each case in accordance with and as set forth in the Existing Operating Agreement as of the Agreement Date and, except as otherwise provided in the Existing Operating Agreement as of the Agreement Date and as provided in the Amended and Restated Operating Agreement as of the Closing, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company or the Issuer, as applicable, any Common Units or Preferred Units or any other securities of the Company or the Issuer, as applicable, or any securities convertible into or exchangeable for Common Units or Preferred Units or any other securities of the Company or the Issuer, as applicable.

(ii)    Except as set forth on Schedule 3.2(a)(ii), none of the Company’s unit purchase agreements, option documents or other similar agreements contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the Equity Incentive Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Existing Operating Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its Units.

(iii)    409A. To the Company’s Knowledge, any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the Company’s Knowledge, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(iv)    Any preemptive rights of the Signing Major Holders, and all other purchase rights or other rights of first offer or consent or other rights of any Person, over or with respect to the Purchased Preferred Units and the Conversion Units, issuances of equity securities by the Company or the transactions contemplated by the Transaction Agreements have been duly and validly waived, in writing by Special Board Approval, the Requisite Company Unitholder Approval, the sole member of the Issuer and the Signing Major Holders, and there are no preemptive rights, rights of first refusal or similar rights of the Company or unitholders of the Company with respect thereto (other than preemptive rights provided in the Existing Operating Agreement of any such Person other than the Signing Major Holders).

(v)    There are no outstanding or authorized unit appreciation rights, phantom units or similar rights with respect to the Company.

(vi)    Other than the Existing Operating Agreement, there are no agreements, written or oral, between the Company and any holder of its Units or, to the Company’s Knowledge, among any holders of its Units, relating to voting.

(vii)    There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters which holders of Units have the right to vote.

(b)	Valid Issuance of Purchased Preferred Units.

(i)    The Purchased Preferred Units, when issued and sold in accordance with the terms and for the consideration set forth in this Agreement and the Amended and Restated Operating Agreement will be validly issued and fully paid, free of any Liens and restrictions on transfer, other than restrictions expressly set forth in the Amended and Restated Operating Agreement, this Agreement, the Investors’ Rights Agreement and under applicable U.S. federal and state securities laws. The Common Units issuable upon conversion of the Purchased Preferred Units have been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended and Restated Operating Agreement, will be validly issued and fully paid and will be free of restrictions on transfer other than restrictions on transfer under the Amended and Restated Operating Agreement, this Agreement and under applicable U.S. federal and state securities laws.

(ii)    Assuming the accuracy of the representations and warranties of the Buyers in Article IV of this Agreement, the Purchased Preferred Units will be issued in compliance with all applicable U.S. federal and state securities laws. Based in part upon the representations of the Buyers in Article IV of this Agreement, the Common Units issuable upon conversion of the Purchased Preferred Units will be issued in compliance with all applicable U.S. federal and state securities laws.

(iii)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, the Issuer or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3), is applicable.

Section 3.3    Subsidiaries.

(a)    Except as set forth on Schedule 3.3(a), the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.

(b)    Schedule 3.3(b) sets forth the capitalization of each of the Company’s Subsidiaries. Except as set forth on Schedule 3.3(b), the capital stock or other equity interests or ownership interests of the Covered Subsidiaries are not subject to any voting trust agreement or any other agreement relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Covered Subsidiaries. Except as set forth on Schedule 3.3(b), there are no outstanding securities convertible into or exchangeable or exercisable for equity interests or ownership interests in any Covered Subsidiary, or outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements granted or issued by, or binding upon, any Covered Subsidiary for the purchase or acquisition of any limited liability company or other equity interests in any Covered Subsidiary. To the Company’s Knowledge, no Subsidiary is in substantive violation of any of the provisions of its Organizational Documents. The equity interests or ownership interests of each Subsidiary owned by the Company (directly or indirectly) have been validly issued and are fully paid and have not been issued in violation of any preemptive rights or similar rights.

(c)    The Issuer is a newly organized limited liability company formed on November 4, 2022. The Issuer (i) has not engaged in any business activities, conducted any operations, held any assets or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement (including, without limitation, the Restructuring, the transactions contemplated by the Debt Financing Commitment Letter and the transactions contemplated by the Merger Agreement) and (ii) has no employees and has no liabilities other than (x) its obligations under its organizational documents, true and correct copies of which have been delivered to each of the Buyers, and (y) pursuant to the transactions contemplated by this Agreement (including, without limitation, the Restructuring, the transactions contemplated by the Debt Financing Commitment Letter and the transactions contemplated by the Merger Agreement). As of the date hereof, the Issuer is a wholly-owned direct Subsidiary of the Company.

Section 3.4    Organization and Qualification. Each of the Company and its Subsidiaries is a limited liability company, association or corporation duly formed, existing and in good standing under the Laws of the jurisdiction of such entity’s formation. Each of the Company and its Subsidiaries (i) has the requisite power and authority required to own and lease its property and to carry on its business as presently conducted and (ii) is duly qualified to transact business, and is in good standing as a foreign limited liability company, association or corporation authorized to transact business and to own and lease property in each jurisdiction in which the nature of the business conducted by it, or the character or location of the properties owned or leased by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has delivered or made available to the Buyers copies of the Organizational Documents of the Company and the Issuer and such copies are correct and complete. The Organizational Documents of the Company and the Issuer are in full force and effect.

(a)    The Company has delivered or made available to the Buyers copies of the Organizational Documents of each of the Subsidiaries and such copies are correct and complete.

(b)    Covered Subsidiaries includes, without limitation, all of the Subsidiaries of which Company owns, directly or indirectly, a majority of equity interests or voting power.

Section 3.5    No Conflict.

(a)    The Company (including its Covered Subsidiaries) is not in violation or default (x) of any provisions of its Organizational Documents, including, in the case of the Company, the Existing Operating Agreement and the Amended and Restated Operating Agreement at the applicable time each such agreement is in effect, (y) under any Contract to which it is a party or by which it is bound, or (z) of any provision of any Law applicable to the Company, except for, in the case of clauses (y) and (z) only, any violation or default that would not reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth on Schedule 3.5(b), the execution, delivery and performance of the Transaction Agreements, the Merger Agreement, the Ancillary Documents (as defined in the Merger Agreement) and the consummation of the Transaction and the Summit Transaction will not, directly or indirectly, with or without the passage of time and giving of notice:

(i)    contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (a) the Organizational Documents of the Company or any of the Subsidiaries (for the avoidance of doubt, including the governance agreements between the Company and its members) or any Legal Requirement or Governmental Authorization or (b) any Contract to which the Company or any Subsidiary may be subject; or

(ii)    give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any (A) Organizational Document (for the avoidance of doubt, including the governance agreements between the Company and its members), Legal Requirement or Governmental Authorization or (B) Contract applicable to the Company or any of the Subsidiaries or result in the creation of any Lien upon any assets of the Company and/or its Subsidiaries or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company and/or its Subsidiaries.

Section 3.6    No Consent Required. Except as set forth on Schedule 3.6, assuming the accuracy of the representations made by the Buyers in Article IV of this Agreement, no Consent, notification to or declaration, filing or registration with, any Person is required to be made or obtained by the Company or any of the Subsidiaries on account of this Transaction or the Summit Transaction, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made after the Closing Date in a timely manner.

Section 3.7    Financial Statements. The Financial Statements have been made available to each of the Buyers. Each of the Financial Statements fairly presents in all material respects the financial condition of the Company, its Managed Practices and its Covered Subsidiaries, on a consolidated basis, as of its respective date, and the results of operations of the Company, its Managed Practices and its Covered Subsidiaries, on a consolidated basis, for the periods related thereto, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments. Except as set forth on Schedule 3.7, each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except, in the case of the Unaudited Financial Statements, for the absence of footnote disclosure and normal year-end adjustments. Except as set forth in the Financial Statements, neither the Company nor any of its Covered Subsidiaries or Managed Practices has any liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Latest Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement, including the Debt Financing, which, in all such cases described in clauses (i), (ii) and (iii), individually and in the aggregate, would not reasonably be expected to be material to the Company. The Company maintains, and has maintained for periods reflected in the Financial Statements, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general and specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, consistently applied, and to maintain asset accountability; and (iii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company’s internal accounting personnel that are responsible for preparing the financial statements of the Company (including the Financial Statements) nor the Company’s independent accountants have identified a material weakness or any significant deficiency in the systems of internal controls utilized by the Company, except as described in the Financial Statements. There has been no fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls of the Company or the preparation of the financial statements of the Company (including the Financial Statements).

Section 3.8    Taxes.

(a)    Each of the Company and its Covered Subsidiaries has timely filed, or has timely filed for extensions to file, all income and other material Federal, state, local and foreign Tax Returns required to be filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. Such Tax Returns are correct and complete in all material respects and each of the Company and its Covered Subsidiaries have paid and discharged all income and other material Taxes required to be paid by it (whether or not shown on any Tax Return). There have been no examinations, audits or Proceedings of any income Tax Returns or other material Tax Returns of the Company or its Covered Subsidiaries by any Governmental Authority and no such examinations, audits or Proceedings are pending or being threatened in writing. Each of the Company and its Covered Subsidiaries has withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by applicable Law to be withheld or collected. There are no liens for Taxes on the Company, its Covered Subsidiaries or any of the Company’s or its Covered Subsidiaries’ assets or properties (other than statutory liens for Taxes that are not yet due and payable) and no Governmental Authority has threatened in writing to impose such a lien on the Company, its Covered Subsidiaries or any of the Company’s or its Covered Subsidiaries’ assets or properties. None of the Company or its Covered Subsidiaries has received a written claim from any Governmental Authority in a jurisdiction where the Company or a Covered Subsidiary, as applicable, does not file Tax Returns of a particular type that the Company or a Covered Subsidiary, as applicable, is or may be subject to taxation of such type by, or required to file any Tax Return of such type or have any Tax Return of such type filed with respect to it, in that jurisdiction, which claim has not been settled or resolved. None of the Company or its Covered Subsidiaries is or has been a part to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(b)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 3.8 and Section 3.2(a)(iii), Section 3.12(h), Section 3.14, Section 3.19, Section 3.22 and Section 3.28 shall constitute the sole and exclusive representations and warranties made by the Company with respect to any and all Tax matters.

Section 3.9    Material Contracts.

(a)    Except as listed or described on Schedule 3.9, as of the Agreement Date, neither the Company nor its Covered Subsidiaries is a party to or bound by any Contract of any of the types described below (other than the Merger Agreement and Ancillary Documents (as defined in the Merger Agreement), the Strategic Alliance Agreement, the Debt Financing Commitment Letter, and the related fee letter (in the form provided to the Buyers prior to the Agreement Date) and this Agreement):

(i)    any consulting agreement or employment agreement that provides for annual compensation to a Person exceeding the Employment Threshold per year and which cannot be terminated by the Company or its Covered Subsidiaries without penalty on notice of sixty (60) days or less;

(ii)    any Contract for capital expenditures or the acquisition of fixed assets in excess of the Material Contracts Threshold individually or in the aggregate;

(iii)    any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services that requires remaining aggregate future payments in excess of the Material Contracts Threshold;

(iv)    any Contract that (i) restricts or purports to restrict the right of the Company or its Covered Subsidiaries (or would, after Closing, restrict or purport to restrict either of the Buyers) to engage in any line of business, compete with any Person or provide any service, (ii) contains material exclusivity or “most favored nation” obligations or restrictions in respect of the Company or its Subsidiaries (or, after Closing, either of the Buyers);

(v)    any Contract relating to the acquisition or disposition of any business or real property;

(vi)    any Contract for indebtedness for borrowed money or any other liability in excess of the Material Contracts Threshold in the aggregate, or a guarantee of third party obligations (which, for the avoidance of doubt, do not include guaranties of Subsidiary obligations) of any of the foregoing;

(vii)    any Contract granting any Person a Lien on all or any of the assets of the Company or its Covered Subsidiaries;

(viii)    any Contract under which the Company has granted or received a material license or sublicense with respect to Intellectual Property, other than non-exclusive, end-user licenses for commercially available prepackaged software;

(ix)    any Contract relating to any material joint venture or profit-sharing;

(x)    any Contract between the Company or its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, involving or that would reasonably be expected to involve payments to or from such Governmental Authority in an amount having an expected value in excess of the Material Contracts Threshold individually or in the aggregate, other than Contracts with any Federal Healthcare Program, any other state or local governmental insurance program, or any Medicare Advantage or Managed Medicaid plan, managed care program or organization;

(xi)    any Contract involving the settlement or compromise of any Proceedings (whether pending or threatened) (or series of related Proceedings) which (A) will involve payments after the Agreement Date in excess of $50,000,000 or (B) will impose materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business consistent or material restrictions on the Company or any Subsidiary of the Company (or, following the Closing, on either of the Buyers);

(xii)    any Contract relating to any Affiliated Transaction;

(xiii)    any Contract that by its terms limits the ability of the Company to pay a dividend, or would impair or be reasonably likely to prohibit the Company from fully performing its obligations to pay the Accruing Dividends (as defined in the Amended and Restated Operating Agreement) on the Class F Preferred Units in accordance with the terms and conditions of the Amended and Restated Operating Agreement;

(xiv)    any Contract involving management services, consulting services, independent contractor services, support services or any other similar services, in each case provided by the Company, including service agreements under which the Company is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed care plan or other similar Person.

(b)    The Company has delivered or made available to the Buyers correct and complete copies of (A) the form of Management Services Agreement, the form of Village Services Agreement and the form of joint venture limited liability company agreement and (B) any Contracts of the same or similar type that, to the Company’s Knowledge, deviate in a manner that is materially adverse to the Company from such forms, including any of those listed on Schedule 3.9(a)(iii) and Schedule 3.9(a)(iv). For any Material Contracts not described in the foregoing sentence, the Company has delivered or made available to the Buyers correct and complete copies of all Material Contracts, including any such other Material Contracts listed on Schedule 3.9(a)(iii). Each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or its Covered Subsidiary, as applicable, and, to the Company’s Knowledge, the other Persons party thereto, enforceable against the Company (or its applicable Subsidiary) and, to the Company’s Knowledge, the other Persons party thereto, in accordance with its terms, except as enforcement thereof may be limited by applicable Insolvency Laws. To the Company’s Knowledge, as of the Agreement Date, no Person has notified the Company in writing of its intention to terminate or to challenge the validity or enforceability of any Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    There are no existing Contracts or other arrangements or agreements to which the Company or any of its Subsidiaries is a party, to which any of such entities, their assets or their equity securities are subject, or, to the Company’s Knowledge, between or among any existing equity holders of the Company that would entitle any Person to any rights with respect to the Units contemplated to be issued and sold to Cigna pursuant to this Agreement (other than as expressly set forth in the Amended and Restated Operating Agreement, the Investors’ Rights Agreement or the THV Tag-Along Agreement) or would impair or be reasonably likely to prevent the Company or any of its Affiliates from fully performing their obligations under this Agreement, the Amended and Restated Operating Agreement, the Investors’ Rights Agreement and the Strategic Alliance Term Sheet.

Section 3.10    Litigation.

(a)    Except as described on Schedule 3.10(a), there is no Proceeding pending for which the Company has been provided notice or, to the Company’s Knowledge, currently threatened in writing (i) against the Company or, to the Company’s Knowledge, any officer, director or Executive Level Employee arising out of their employment or board relationship with the Company that would reasonably be expected to result, either individually or in the aggregate, in a material liability to the Company; or (ii) that questions the validity of the Transaction Agreements, the Merger Agreement or the Ancillary Documents (as defined in the Merger Agreement) or the right of the Company to enter into them, or to consummate the Transaction or the Summit Transaction; or (iii) to the Company’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or Executive Level Employees is a party or is named as subject to the provisions of any Order (in the case of officers, directors or Executive Level Employees, such as would affect the Company). As of the Agreement Date, there is no Proceeding by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, material Proceedings pending or threatened in writing involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of the Company’s former employers, or their obligations under any agreements with their prior employers.

(b)    Except as set forth on Schedule 3.10(b), since four years prior to the Agreement Date, there is no instance in which the Company or, to the Company’s Knowledge, any of its respective directors, officers or employees (in each instance, as relates to such individual’s employment or engagement by the Company) has been provided notice of any pending or existing, or threatened in writing of, any Proceeding, at law or in equity, by any Medicaid Fraud Control Unit, state Attorney Generals’ office, the U.S. Department of Health and Human Services, including its Office of Inspector General and Centers for Medicare and Medicaid Services, the Department of Defense/Tricare, the Department of Justice or any Governmental Authority or contractor thereof (including any MACs, ZPICs, RACs, Medicaid Integrity Contractors and PSCs) or any state’s Attorney General, with respect to the Company’s participation in, billing of, or other activities related to any state health care program or Federal Health Care Programs, (i) other than any audit of the Office of Inspector General of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, the Department of Justice, any state Medicaid Fraud Control Unit or any other applicable Governmental Authority that has not resulted in, or are not reasonably expected to have, either individually or in the aggregate, an adverse effect to the Company in excess of two hundred fifty thousand dollars ($250,000) or (ii) that would reasonably be expected to result, either individually or in the aggregate, in a material liability to the Company. To the Company’s Knowledge, since four years prior to the Agreement Date, no Person has filed or has threatened in writing to file against the Company a legal Proceeding under any federal or state whistleblower statute, including under the civil False Claims Act (31 U.S.C. § 3729 et seq.). Neither the Company nor, to the Company’s Knowledge, any equityholder, member, officer, director, member of senior management, employee or Licensed Professional of the Company (in each instance, as relates to such individual’s employment or engagement by, or involvement with, the Company), (i) since four years prior to the Agreement Date, has engaged in any voluntary disclosure or written communications with any Governmental Authority concerning any material violation of Healthcare Laws, or (ii) has entered into any settlement agreement, consent decrees, corporate integrity agreements, or other arrangements (formal or informal) with any Governmental Authority concerning compliance with Healthcare Laws.

(c)    For purposes of this Section 3.10, the term “Company” includes its Covered Subsidiaries.

Section 3.11    Intellectual Property.

(a)    Schedule 3.11 sets forth a list of all: (i) trademark and service mark registrations and pending registration applications, Internet domain name registrations, trade names, and company names; (ii) patents and pending patent applications; (iii) copyright registrations and pending registration applications; and (iv) computer software (other than commercially available prepackaged computer software generally available to the public pursuant to non-exclusive, end-user licenses), in each case which are material to the operation of the Company’s business and are owned by the Company (such Intellectual Property is referred to collectively as the “Company Intellectual Property”).

(b)    The Company owns, or has a license to use, all Intellectual Property necessary for the operation of the Company’s business as presently conducted, and each such item of Intellectual Property will, immediately subsequent to each Closing, continue to be owned or available for use by the Company on such terms as are materially consistent with those pursuant to which the Company, immediately prior to the Closing, owns or has the right to use such item.

(c)    (i) To the Company’s Knowledge, the Company has not infringed, misappropriated, or otherwise violated, and the Company is not, as of the Agreement Date, infringing, misappropriating, or otherwise violating, the Intellectual Property of any Person; (ii) no claim is pending against the Company with respect to the alleged infringement, misappropriation or other violation by the Company of any Intellectual Property of any Person, and the Company has not received any written notice threatening any such claim; (iii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property; and (iv) since January 1, 2020, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(d)    Other than with respect to commercially available software products under standard end-user object code license agreements and except as set forth on Schedule 3.11(d)-1, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any Person, in each case which are material to the Company’s business. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment with the Company. Except as set forth on Schedule 3.11(d)-2, each such employee and consultant has assigned to the Company all Intellectual Property he or she solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the Company’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. To the Company’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(e)    The Company has not: (1) incorporated Open Source Software into, or combined or linked Open Source Software with, any software products of the Company and made generally available (“Company Offerings”); (2) distributed Open Source Software in conjunction with any Company Offerings; or (3) used Open Source Software to develop, distribute or provide the Company Offerings, in such a way that requires, as a condition of use, modification and/or distribution of such Open Source Software that other software incorporated into, derived from or distributed with such Open Source Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge. The Company is in material compliance with the terms and conditions of the licenses for such Open Source Software.

(f)    For purposes of this Section 3.11, the term “Company” includes its Covered Subsidiaries.

Section 3.12    Absence of Certain Changes. Except as set forth on Schedule 3.12 or with respect to the Summit Transaction, the Summit Offering or the transactions contemplated by the Debt Financing Commitment Letter, (i) since the date of the most recent Audited Financial Statements to the Agreement Date there has not been any Material Adverse Effect and (ii) since the Latest Balance Sheet Date to the Agreement Date (x) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, and (y) there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Company or its Covered Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)    any damage, destruction or loss of any tangible assets of the Company or its Covered Subsidiaries, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)    any waiver or compromise by the Company or its Covered Subsidiaries of a valuable right or a material debt owed to it;

(d)    any satisfaction or discharge of any lien, claim, or encumbrance or payment of any material obligation by the Company or its Covered Subsidiaries, except in the ordinary course of business;

(e)    any material change to a Material Contract;

(f)    any material change in any compensation or benefit arrangement or agreement with any Executive Level Employee, officer or director of the Company or its Covered Subsidiaries;

(g)    any resignation or termination of employment of any officer or Key Employee of the Company or its Covered Subsidiaries;

(h)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or its Covered Subsidiaries, with respect to any of its respective material properties or assets, except liens for taxes not yet delinquent and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets by the Company or its Covered Subsidiaries;

(i)    any loans or guarantees made by the Company or its Covered Subsidiaries to or for the benefit of its employees, officers, managers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)    other than tax distributions to its members in accordance with the Existing Operating Agreement, any declaration, setting aside or payment or other distribution in respect of any of the equity interests of the Company or its Covered Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by the Company or its Covered Subsidiaries (other than redemptions pursuant to the Equity Incentive Plan);

(k)    any sale, assignment or transfer of any material Company Intellectual Property;

(l)    receipt of notice that there has been a loss of any major customer of the Company or its Covered Subsidiaries;

(m)    any other event or condition of any character, other than events affecting the economy or the industry of the Company or its Covered Subsidiaries generally, that has resulted or, to the Company’s Knowledge, could reasonably be expected to result in a Material Adverse Effect; or

(n)    any arrangement or commitment by the Company or its Covered Subsidiaries to do any of the things described in this Section 3.12.

Section 3.13    Governmental Authorizations.

(a)    The Company and, to the Company’s Knowledge, each Managed Practice and Licensed Professional have obtained all material Governmental Authorizations required for the conduct of the Company’s business in a manner in which and in the jurisdictions and places where such business is now conducted (the “Company Permits”). There are no other material Governmental Authorizations that are necessary or required for the conduct of the Company’s or, to the Company’s Knowledge, Managed Practices’ respective business in the manner in which and in the jurisdictions and places where such business is now conducted.

(b)    The Company and, to the Company’s Knowledge, each Managed Practice and Licensed Professional are in compliance in all material respects with the terms of the Company Permits, and all such Company Permits are in full force and effect and will continue in full force and effect with the Company following the Closing in accordance with the terms, conditions and limitations thereof without requiring the consent of any Governmental Authority or person. There is no pending or threatened in writing termination, expiration or revocation of any material Governmental Authorization issued to the Company or, to the Company’s Knowledge, any Managed Practice or Licensed Professional. The execution of this Agreement will not invalidate, adversely affect or require any filings or approvals related to any such material Governmental Authorizations. Except as otherwise governed by Law, each material Governmental Authorization is renewable by its terms or in the ordinary course without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

(c)    For purposes of this Section 3.13, the term “Company” includes its Covered Subsidiaries.

Section 3.14    Employee Benefit Plans; Employee Matters.

(a)    Schedule 3.14(a) lists: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, tax gross-up, vacation pay, bonus program, service award, moving expense, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases, is sponsored or maintained by the Company for the benefit of its employees or consultants (each, an “Employee Plan”). The Company has delivered or made available to the Buyers copies of the written Employee Plans in effect as of the Agreement Date, and such copies are correct and complete as of the Agreement Date.

(b)    Each Employee Plan (i) has been operated and administered in all material respects in compliance with its terms (except as otherwise required by Law), all applicable requirements of Law and with any applicable reporting and disclosure requirements; and (ii) which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”). With respect to each Employee Plan, to the Company’s Knowledge, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code. There are no claims, actions or lawsuit pending, or to the Company’s Knowledge, threatened, with respect to any Employee Plan (other than routine benefit claims).

(c)    The Company has provided the Buyers with a complete and correct schedule that lists each officer, employee, consultant and independent contractor of the Company who received compensation in excess of the Employment Threshold for the fiscal year ended December 31, 2021, and sets forth a detailed description of all compensation, including salary, bonus (or target annual cash bonus opportunity to the extent not otherwise determined), severance obligations and deferred compensation, paid or payable to such officers, employees, consultants and independent contractors in respect of the 2022 fiscal year.

(d)    To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. None of the execution or delivery of the Transaction Agreements, the consummation of the Transactions, the carrying on of the Company’s business by the employees of the Company, or the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(e)    Except as set forth in Schedule 3.14(e), the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it as of the Agreement Date or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(f)    As of the Agreement Date, no Executive Level Employee has provided written notice to the Company, of his or her intent to terminate employment with the Company, and to the Company’s Knowledge, no Executive Level Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an Executive Level Employee as a result of the consummation of the Transaction, nor does the Company have a present intention to terminate the employment of any Executive Level Employee. Except as set forth in Schedule 3.14(f), the employment of each Executive Level Employee is terminable at the will of the Company. Except as set forth on Schedule 3.14(f) or as required by applicable Law, upon termination of the employment of any such Executive Level Employees, no severance or other payments will become due. Except as set forth in Schedule 3.14(f), the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(g)    Except as set forth in Schedule 3.14(g), as of the Agreement Date, the Company has not made any promises regarding equity incentives to any officer, employees, director or consultant.

(h)    Except as set forth on Schedule 3.14(h), each former Executive Level Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(i)    The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company in their capacity as employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(j)    To the Company’s Knowledge, none of the Executive Level Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(k)    None of the Company, any of its Affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six (6) years contributed or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code. None of the Employee Plans provide for post-employment health or welfare benefits, except as may be required under applicable Law.

(l)    Except as set forth on Schedule 3.14(l), neither the execution of this Agreement nor the consummation of the Transaction, whether alone or in combination with another event, will (i) result in any payment becoming due to any employee or consultant of the Company or any of its Subsidiaries, (ii) increase the benefits available under any Employee Plan, or (iii) result in the acceleration of payment or vesting of any benefits under any Employee Plan.

(m)    No amount paid or payable by the Company in connection with the Transaction, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code.

(n)    No Employee Plan is entitled to a gross-up of any Taxes, including those imposed by Section 409A or Section 4999 of the Code from the Company.

(o)    In the five (5) years prior to the Agreement Date, (i) to the Company’s Knowledge, no allegations of sexual harassment, discrimination or sexual misconduct that are or were reasonably likely to be substantiated following the exercise of due diligence that is reasonable under the circumstances have been made against any member of the Board, any Executive Level Employee or any other Key Employee, (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or sexual misconduct by any member of the Board, any Executive Level Employee or any other Key Employee, and (iii) there have been no, and there are no Proceedings currently pending or, to the Company’s Knowledge, threatened, related to any allegations of sexual harassment, discrimination or sexual misconduct by any member of the Board, any Executive Level Employee or any other Key Employee. For purposes of this Section 3.14(o), at the time of the Closing, references to the Board shall mean each of the board of directors of the Company and the board of directors of the Issuer.

(p)    For purposes of this Section 3.14, the term “Company” includes its Covered Subsidiaries.

Section 3.15    Compliance with Applicable Laws.

(a)    The Company and, to the Company’s Knowledge, each Managed Practice is, and have been since four (4) years prior to the Agreement Date, in compliance in all material respects with all Laws applicable to it or to the operation of its business, specifically including any applicable Healthcare Laws.

(b)    Neither the Company, nor to the Company’s Knowledge, any Managed Practice nor any equityholder, member, officer, director, member of senior management, or employee of the Company or any Managed Practice has, since four (4) years prior to the Agreement Date, (A) had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (B) been convicted of, charged with, indicted or to the Company’s Knowledge, investigated for a violation of any Healthcare Law including, without limitation, any Federal Healthcare Program related offense, or convicted of, charged with, indicted or, to the Company’s Knowledge investigated for a violation of any Healthcare Law including, without limitation, any Federal Healthcare Program related offense, or convicted of, charged with, indicted or, to the Company’s Knowledge, investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct or obstruction of an investigation; (C) been excluded or suspended from participation in any Federal Healthcare Program, or have been disbarred, suspended or otherwise ineligible to participate in any Federal Healthcare Program; or (D) to the Company’s Knowledge committed any offense that may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility. Since four (4) years prior to the Agreement Date, neither the Company nor any Managed Practice has employed any individual or, to the Company’s

Knowledge, arranged or contracted with any individual or entity that is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Federal Healthcare Program. With respect to this Section 3.15(b), as it pertains to employees and independent contractors for periods prior to their retention by the Company, the foregoing representation is made solely to the Company’s Knowledge, but including for this representation only, the imputed knowledge that the Company would obtain upon reviewing the results of the Company’s customary pre-employment background checks.

(c)    No violation of Healthcare Laws in any material respect has been alleged or threatened in writing against the Company, or, to the Company’s Knowledge, any Managed Practice or any shareholder, unitholder, officer, director, member of senior management, employee, or independent contractor of the Company or any Managed Practice (in each instance, as relates to such individual’s employment or engagement by the Company or any Managed Practice) by any Governmental Authority in the past four (4) years. To the Company’s Knowledge, neither the Company nor any Managed Practice is under investigation by any Governmental Authority for a violation of Healthcare Laws.

(d)    Except as set forth on Schedule 3.15(d), the Company and its Managed Practice have not applied for, claimed or obtained any loan, relief or benefit made available under any COVID-19 Relief Law.

(e)    For purposes of this Section 3.15, the term “Company” includes its Covered Subsidiaries.

Section 3.16    Affiliated Transactions.

(a)     Other than (i) standard offer letters, consulting agreements or advisor letters, (ii) standard employee benefits generally made available to all employees, (iii) standard director and officer indemnification agreements approved by the Board, (iv) standard non-competition and non-solicitation agreements with any director, officer, employee, consultant or advisor of the Company, (v) standard invention and non-disclosure agreements, (vi) pursuant to the Company’s Equity Incentive Plan, or (vii) as set forth on Schedule 3.16(a), as of the Agreement Date, there are no Contracts, agreements, understandings, commitments or proposed transactions, directly or indirectly, between the Company, on the one hand, and any of the directors, officers, Executive Level Employees, Affiliates of the Company (other than a Covered Subsidiary), or WBA (or any of its Affiliates, including Walgreens) on the other hand (“Affiliated Transactions”).

(b)    The Company has not made any loans to or guarantees in favor of, directly or indirectly, any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth on Schedule 3.16(b), as of the Agreement Date, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, and employees of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any Material Contract.

(c)    The Company has made available to each Buyer complete copies of all agreements, understandings, commitments or proposed transactions, and all amendments, exhibits, supplements and waivers thereto, directly or indirectly, between the Company, on the one hand, and any Buyer or any holder of Units, on the other hand, relating, directly or indirectly, to this Transaction or the Summit Transaction.

(d)    For purposes of this Section 3.16, the term “Company” includes its Subsidiaries.

Section 3.17    Brokers. Except as provided on Schedule 3.17, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement, the Transaction Agreements, the Merger Agreement or the Ancillary Documents (as defined in the Merger Agreement) or the Transaction or the Summit Transaction based upon arrangements made by or on behalf of, or otherwise payable by, the Company, the Issuer, or any of their respective Subsidiaries.

Section 3.18    Rights of Registration; SEC Filings. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Other than in connection with this Agreement and the issuance of the Summit Preferred Units, in the past year, neither the Company nor any Subsidiary thereof has made, or is obligated to make, any filings with the Securities and Exchange Commission (including any draft registration statements submitted on a confidential basis).

Section 3.19    Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to the Company’s Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property. The Company has never engaged in a sale-leaseback transaction. Except as disclosed on Schedule 3.19, the fixtures, furniture, equipment and other items of tangible personal property owned or leased by the Company are sufficient for the conduct of the Company’s business as now conducted and as presently proposed to be conducted. For purposes of this Section 3.19, the term “Company” includes its Covered Subsidiaries.

Section 3.20    Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to customary deductions) to allow it to replace any of its properties that might be damaged or destroyed. For purposes of this Section 3.20, the term “Company” includes its Covered Subsidiaries.

Section 3.21    Employee Agreements. Except as set forth on Schedule 3.21-1, each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the respective counsel for the Buyers (the “Confidential Information Agreements”). Except as set forth on Schedule 3.21-2, no current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Except as set forth on Schedule 3.21-3, each current Key Employee and former Key Employee whose employment terminated on or after the date that is three (3) years prior to the Agreement Date has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to the respective counsel for the Buyers. To the Company’s Knowledge, none of the Company’s current employees is in violation of any agreement covered by this Section 3.21. For purposes of this Section 3.21, the term “Company” includes its Covered Subsidiaries.

Section 3.22    83(b) Elections. To the Company’s knowledge, all elections under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested or restricted Common Units or Class B Units that are intended to be profits interests.

Section 3.23    Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s Knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Buyers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 3.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, and the term “Company” includes its Covered Subsidiaries.

Section 3.24    Foreign Corrupt Practices Act; AML Laws; Sanctions.

(a)    None of the Company nor any of the Company’s directors, officers, employees or, to the Company’s Knowledge, authorized agents have, directly or indirectly, taken any action in violation of the FCPA, the UK Bribery Act 2010 or other anti-corruption law or made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, (iii) securing any improper advantage. None of the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, authorized agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, or any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, the UK Bribery Act 2010 or any other anti-corruption law.

(b)    The Company has complied in all material respects with all applicable anti-money laundering laws, including the USA PATRIOT Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, the rules and regulations thereunder, and/or other applicable global legislation. The Company has established and maintains an anti-money laundering and anti-terrorist financing program that complies with all applicable United States laws and regulations relating to anti-money laundering including the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the rules and regulations thereunder. No Proceeding alleging any noncompliance or violation of any applicable anti-money laundering laws has been commenced or, to the Company’s Knowledge, is threatened against the Company or any officer, director or manager of the Company.

(c)    None of the Company nor, any of the Company’s directors, officers, employees or, to the Company’s Knowledge, authorized agents has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State (collectively, “Sanctions”) or located, organized or resident in a country or territory that is the subject of Sanctions. The Company has been, and is, in compliance with all applicable Sanctions and export controls laws. The Company has not been penalized for or threatened to be charged with, or given notice of any violation of, or been under investigation with respect to, any Sanctions or export controls laws, and no Proceeding by or before any Governmental Authority involving the Company with respect to Sanctions or export controls laws is pending.

(d)    For purposes of this Section 3.24, the term “Company” includes its Covered Subsidiaries.

Section 3.25    Data Privacy. Without limiting Section 3.15(b) in any way, in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and , since the date that is four (4) years prior to the Agreement Date has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and, since four (4) years prior to the Agreement Date, has been in compliance in all material respects with all applicable laws relating to data loss, theft and breach of security notification obligations. For purposes of this Section 3.25, the term “Company” includes its Covered Subsidiaries.

Section 3.26    Summit Merger Agreement.

(a)    The Company has provided a true and complete copy of (i) each of the Merger Agreement and each Ancillary Document (as defined in the Merger Agreement), or the agreed form thereof with respect to Ancillary Documents to be executed at the Closing, to each Buyer prior to the execution and delivery of this Agreement, including all schedules, disclosure letters, exhibits, appendices, annexes or other attachments thereto and (ii) each of the Prior Merger Agreement and each Ancillary Document (as defined in the Prior Merger Agreement), or the agreed form thereof, to each Buyer prior to the execution and delivery of the Prior Agreement, including all schedules, disclosure letters, exhibits, appendices, annexes or other attachments thereto.

(b)    Except for the Merger Agreement, the Ancillary Documents (as defined in the Merger Agreement) and in connection with the Summit Offering, the Company has not entered into any other written Contract (other than the Amended and Restated Operating Agreement and the Investors’ Rights Agreement) with any of the Summit Entities or Summit Holders with respect to the Summit Transaction or the other transactions contemplated by the Merger Agreement or the Ancillary Documents (as defined in the Merger Agreement) or the payment of any fees or expenses to the Summit Entities, the Summit Holders or their respective Affiliates in connection therewith other than (i) payments that are considered Company Transaction Expenses (as defined in the Merger Agreement), (ii) any agreements, arrangements or understandings with any Summit Holder in its capacity as an employee, director, officer, consultant or service provider (including, offer letters, consulting agreements, advisor letters, employee benefits generally made available to all employees, standard director and officer indemnification agreements, non-competition and non-solicitation agreements, invention and non-disclosure agreements and equity issuances pursuant to the Company’s Equity Incentive Plan and (iii) any agreements, arrangements or understandings with any Summit Holder that received the prior consent of the Buyers.

(c)    (A) From the Agreement Date until immediately prior to the execution and delivery of this Agreement, the Prior Merger Agreement and forms of Ancillary Documents (as defined in the Prior Merger Agreement) had not been amended, restated, replaced, supplemented or otherwise modified or waived, (B) as of the execution and delivery of this Agreement, the Merger Agreement and forms of Ancillary Documents (as defined in the Merger Agreement) have not been amended, restated, replaced, supplemented or otherwise modified or waived, and (C) as of the execution and delivery of this Agreement, no such amendment, restatement, replacement, supplement, modification or waiver is contemplated, in the case of each of the foregoing clauses (A) through (C), other than the final agreed form of any such amendment, restatement, replacement, supplement, modification or waiver provided to the Buyers in connection with the Restructuring prior to the execution of this Agreement and other than with the consent of the Buyers in accordance with Section 5.6(c) of this Agreement. The commitments contained in the Merger Agreement have not been withdrawn or terminated or otherwise amended, restated, replaced, supplemented, modified or waived in any respect, other than in compliance with this Agreement and as has been provided to the Buyer. The Merger Agreement is in full force and effect and is the legal, valid, binding and enforceable obligations of the Company, Summit and each of the other parties thereto, as the case may be.

Section 3.27    Debt Financing Documentation. The Company has provided a true and complete copy of the Debt Financing Commitment Letter and any fee letters related thereto in unredacted form to Cigna prior to the execution and delivery of the Prior Agreement. As of the execution and delivery of this Agreement, the Debt Financing Commitment Letter is in full force and effect. The Company has not entered into any other agreement, arrangement or understanding (other than the Transaction Agreements and the fee letter related to the Debt Financing Commitment Letter) with the Walgreens Buyer, WBA or their respective Affiliates or subsidiaries (whether written or oral) with respect to the transactions contemplated by the Debt Financing Commitment Letter (other than the Definitive Debt Financing Documentation (as defined below)) or the payment of any fees or expenses to the Walgreens Buyer, WBA, or any of their respective Affiliates or subsidiaries in connection therewith. The Debt Financing Commitment Letter has not been amended, restated, replaced, supplemented or otherwise modified or waived and no such amendment, restatement, replacement, supplement, modification or waiver is contemplated, other than in compliance with Section 5.6(e). The definitive documentation for the Debt Financing (the “Definitive Debt Financing Documentation”), when duly executed and delivered at or prior to the Closing, will be (A) on the terms set forth in the Debt Financing Commitment Letter (other than in compliance with Section 5.6(e)) and (B) in full force and effect as of the Closing Date, and the Company shall not have entered into any other agreement, arrangement or understanding (other than the Debt Financing Commitment Letter and the fee letters related thereto) with the Walgreens Buyer, WBA or any of their respective Affiliates or subsidiaries (whether written or oral) with respect to the Debt Financing or the payment of any fees or expenses to the Walgreens Buyer, WBA or any of their respective Affiliates or subsidiaries in connection therewith, in each case without the prior written consent of Cigna. The commitments contained in the Definitive Debt Financing Documentation (following the due execution and delivery thereof), shall not have been withdrawn or terminated (except immediately following funding thereof) or otherwise amended, restated, replaced, supplemented, modified or waived in any respect. The funding of the term loans in an amount sufficient to pay the Required Amount (as defined in the Merger Agreement) and the initial availability of the revolving commitments, in each case comprising part of the Debt Financing as contemplated by the Debt Financing Commitment Letter or any Permitted Alternative Financing Commitment Letter, in each case, will have occurred prior to or will occur contemporaneously with the Closing subject to the terms and conditions, as applicable, thereof. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default (other than a de minimis breach or default) on the part of the Company under the Debt Financing Commitment Letter.

Section 3.28    Summit Consideration. The Company and its Affiliates are not required to make, or cause to be made, payments in cash or cash equivalents to Company Unitholders (as defined in the Merger Agreement) under and pursuant to Sections 2.9, 2.12, 2.14 and 2.20 of the Merger Agreement in excess of $4,950,000,000.

Section 3.29    Disclosure. The Company has made available to each of the Buyers all the information reasonably available to the Company that each of the Buyers have requested for deciding whether to acquire the Purchased Preferred Units or the Conversion Units (together, the “Securities”). To the Company’s Knowledge, no representation or warranty of the Company contained in this Agreement, as qualified by the Schedules, and no certificate furnished or to be furnished to Buyers at the Closing or the Subsequent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. For purposes of this Section 3.29, the term “Company” includes its Covered Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer, severally but not jointly, hereby represents and warrants to the Company (i) as of the Agreement Date, with respect to each Buyer other than Evernorth, and (ii) as of the date hereof, with respect to Evernorth, that the following representations and warranties are true and complete with respect to such Buyer, except as otherwise indicated herein. Subject to the occurrence of and effective upon the Closing, each Buyer hereby represents and warrants to the Issuer and the Company as of the Closing Date that the following representations and warranties are true and complete as of the Closing Date with respect to such Buyer, except as otherwise indicated herein. Subject to the occurrence of and effective upon the Subsequent Closing, Cigna hereby represents and warrants to the Issuer and the Company as of the Subsequent Closing Date that the following representations and warranties are true and complete as of the Subsequent Closing Date with respect to Cigna, except as otherwise indicated herein. For the purposes of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.9, Section 4.10 and Section 4.11, the term “Buyer” shall include WBA, with respect to the Walgreens Buyer.

Section 4.1    Organization and Qualification. Such Buyer is an entity duly formed, existing and in good standing under the Laws of the state of its formation.

Section 4.2    Authority; Due Execution and Binding Effect. Such Buyer has the requisite legal capacity, power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transaction and to perform its obligations under the Transaction Agreements to which it is a party. The applicable Transaction Agreements entered into at the Closing to which such Buyer is a party have been duly and validly executed and delivered by such Buyer. Assuming the due authorization, execution and delivery by the other Parties, this Agreement will constitute, upon such execution and delivery in each case thereof, the legal, valid and binding obligations of such Buyer, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable Insolvency Laws.

Section 4.3    No Conflict. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Buyer’s ability to consummate the Transaction, neither the execution and delivery of the Transaction Agreements to which such Buyer is a party by such Buyer, nor the performance by such Buyer of the Transaction, will, directly or indirectly:

(a)    contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) such Buyer’s Organizational Documents or any Legal Requirement or Governmental Authorization or (ii) any Contract to which such Buyer may be subject; or

(b)    give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any (i) Legal Requirement or Governmental Authorization or (ii) Contract applicable to such Buyer.

Section 4.4    No Consent Required. No Consent, notification to or declaration, filing or registration with, any Person is required to be made or obtained by such Buyer in connection with the authorization, execution or delivery of the Transaction Agreements to which such Buyer is a party or the performance by such Buyer of the Transaction which has not been made or obtained.

Section 4.5    Purchase for Investment. Such Buyer is acquiring the Purchased Preferred Units for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Such Buyer acknowledges that the Securities have not been registered under the Securities Act and the Issuer is under no obligation to file a registration statement or similar filing with the SEC or any state agency with respect to the Securities, except as set forth in the Investors’ Rights Agreement.

Section 4.6    Legends. Such Buyer acknowledges, understands and agrees that the Securities and any securities issued in exchange for the Securities, may bear legends in the form of one or all of the following legends:

(a)    “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)    Any legend set forth in, or required by, the other Transaction Agreements.

(c)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate, instrument, or book entry so legended.

Section 4.7    Investor Qualifications. Such Buyer (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities; (b) is able to bear the complete loss of its investment in the Securities; (c) has had the opportunity to ask questions of the management of the Company concerning the terms and conditions of the Securities and the business of the Company and its Subsidiaries and the assumptions, estimates and judgments utilized and relied upon by the Company in preparing the Financial Statements, (d) has had the opportunity to obtain additional information about the Company and its Subsidiaries and, solely as of the Closing, the Issuer and their respective businesses and all of such Buyer’s questions have been answered to its satisfaction; and (e) is otherwise an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

Section 4.8    Litigation. There are no Proceedings or Orders pending, or to such Buyer’s knowledge, that have been threatened in writing, against such Buyer, nor is such Buyer subject to any Order of any court or Governmental Authority, in each such case that would seek to prevent the Transaction.

Section 4.9    Disclaimer Regarding the Projections. In connection with such Buyer’s investigation of the Company and its Subsidiaries and, solely as of the Closing, the Issuer, such Buyer and its representatives have received the Projections from the Company and its representatives. Such Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such Projections and accordingly is not relying on them, (ii) such Buyer is familiar with such uncertainties, and (iii) such Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections. Accordingly, such Buyer acknowledges that the Company and, solely as of the Closing, the Issuer have not made any representation or warranty with respect to such Projections. The foregoing, however, does not limit or modify in any way the representations and warranties of the Issuer or the Company in Article III of this Agreement or the right of such Buyer to rely thereon.

Section 4.10    Brokers. Except for any party the fees and expenses of which shall be the sole responsibility of and shall be paid by Cigna, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of such Buyer.

Section 4.11    Reliance. Buyer acknowledges that it is not relying upon any Person, other than the Issuer, the Company and their respective officers and directors, in making its investment or decision to invest in the Issuer.

Section 4.12    Tax Matters. Buyer represents and warrants that such Buyer is not a partnership, grantor trust, or S corporation for U.S. federal income tax purposes, or if such Buyer is such an entity, then (i) 50% or less of the value of the ownership interest of any beneficial owner in such Buyer is (or may at any time during the term of the Issuer be) attributable to the equity interests in the Issuer held by such Buyer and (ii) permitting the Issuer to satisfy the 100-partner limitation in section 1.7704-1(h)(1)(ii) of the U.S. Treasury Regulations is not a principal purpose of its beneficial owners investing in the Issuer through the Buyer. Buyer represents and warrants that such Buyer is legally entitled to provide the Issuer a duly executed IRS Form W-9.

Section 4.13    Solvency. As of the Closing Date, Buyer is, individually and together with its Subsidiaries, and after giving effect to the incurrence of all indebtedness and obligations being incurred in connection herewith will be, Solvent.

Section 4.14    Financing. Buyer will have as of the Closing sufficient funds available for Buyer to deliver, or cause to be delivered, to the Issuer the portion of the Purchase Price to be paid by it pursuant to Section 2.2(a) and to make such other payments as required of it pursuant to this Agreement at the Closing. Buyer does not have any reason to believe that Buyer will not be able to pay the portion of the Purchase Price to be paid by it pursuant to Section 2.2 or any other amounts that Buyer may be required to pay pursuant to this Agreement. For purposes of this Section 4.14, with respect to the Walgreens Buyer, the term “Buyer” shall include WBA and any Subsidiary thereof.

Section 4.15    No Other Representations. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF SUCH BUYER IN THIS ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH BUYER TO THE ISSUER AND THE COMPANY IN CONNECTION WITH THE TRANSACTION, AND THE ISSUER AND THE COMPANY UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY OTHER REPRESENTATION OR WARRANTY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF SUCH BUYER) ARE SPECIFICALLY DISCLAIMED BY SUCH BUYER. THE ISSUER AND THE COMPANY ACKNOWLEDGE THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THE TRANSACTION AGREEMENTS WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTION.

ARTICLE V

CLOSING CONDITIONS; COVENANTS

Section 5.1    Conditions to the Parties’ Obligations at the Closings.

(a)    The respective obligations of the (i) Issuer and Cigna to sell and purchase Class E-1 Preferred Units and Class F-1 Preferred Units and (ii) the Issuer and Walgreens Buyer to sell and purchase Class E-2 Preferred Units and Class F-2 Preferred Units in accordance with the terms hereof at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Issuer and each Buyer:

(i)    No Restraints. No Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action) that remains in effect, in any case having the effect of restraining, enjoining or otherwise prohibiting or making illegal the Closing or any transactions contemplated hereunder.

(ii)    Summit Transaction Closing. (i) The satisfaction or waiver (provided, that any waivers are made in compliance with Section 5.6(c)) of all of the conditions to the Merger Agreement Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that, by their nature, may only be satisfied at or immediately prior to the Merger Agreement Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) Summit having confirmed that it is ready, willing and able to consummate the Merger Agreement Closing. No condition set forth in this Section 5.1(a)(ii) shall be waived without the prior written consent of each of Cigna, Walgreens and the Issuer.

(iii)    Restructuring. The Restructuring shall have been completed.

(b)    The respective obligations of the Issuer and Cigna to sell and purchase the Subsequent Closing Units in accordance with the terms hereof at the Subsequent Closing are subject to the fulfillment, at or before the Subsequent Closing, of each of the following conditions, unless otherwise waived in writing by the Issuer and Cigna:

(i)    No Restraints. No Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action) that remains in effect, in any case having the effect of restraining, enjoining or otherwise prohibiting or making illegal the Subsequent Closing or any transactions contemplated hereunder.

(ii)    Consummation of Closing. The prior consummation of the Closing on the terms and subject to the conditions of this Agreement.

Section 5.2    Conditions to the Buyers’ Obligations at the Closings.

(a)    The respective obligations of (i) Cigna to purchase Class E-1 Preferred Units and Class F-1 Preferred Units and (ii) Walgreens Buyer to purchase Class E-2 Preferred Units and Class F-2 Preferred Units in accordance with the terms hereof at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing by each Buyer:

(i)    Representations and Warranties. (i) The Company and Issuer Fundamental Representations (other than Section 3.2(a)(i), Section 3.2(a)(v), Section 3.2(b)(ii), Section 3.5(b)(i)(A), Section 3.5(b)(ii)(A), Section 3.9(c), Section 3.16(c) and Section 3.26(b)) and the representation and warranty set forth in Section 3.12(i) shall be true and correct in all respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (ii) each of the representations and warranties of the Issuer and the Company set forth in Section 3.2(a)(i), Section 3.2(a)(v), Section 3.9(c) and Section 3.16(c) shall be true and correct in all but de minimis respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (iii) each of the representations and warranties of the Issuer and the Company set forth in Section 3.2(b)(ii), Section 3.5(b)(i)(A), Section 3.5(b)(ii)(A) and Section 3.26(b) shall be true and correct in all material respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); and (iv) each of the other representations and warranties of the Issuer and the Company in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)    Performance. The Company and the Issuer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company and the Issuer, respectively, prior to the Closing.

(iii)    No MAE. Since the Agreement Date, no Material Adverse Effect shall have occurred and be continuing as of the Closing.

(iv)    Compliance Certificate. The Chief Executive Officer of the Issuer and the Chief Executive Officer of the Company shall deliver to each of the Buyers at the Closing a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 5.2(a)(i), 5.2(a)(ii) and 5.2(a)(iii) have been fulfilled.

(v)    Payment. Solely with respect to the obligations of Cigna to purchase Class E-1 Preferred Units and Class F-1 Preferred Units, the Walgreens Buyer shall have made, or caused to be made payment for the Purchased Preferred Units to be purchased by it as provided in Section 2.2 (substantially simultaneously with the purchase by Cigna of Class E-1 Preferred Units and Class F-1 Preferred Units); provided that Cigna stands ready, willing and able to consummate its obligation to purchase Class E-1 Preferred Units and Class F-1 Preferred Units as contemplated hereby. Solely with respect to the obligations of the Walgreens Buyer to purchase Class E-2 Preferred Units and Class F-2 Preferred Units, Cigna shall have made, or caused to be made payment for the Purchased Preferred Units to be purchased by it as provided in Section 2.2 (substantially simultaneously with the purchase by Walgreens Buyer of Class E-2 Preferred Units and Class F-2 Preferred Units); provided that the Walgreens Buyer stands ready, willing and able to consummate its obligation to purchase Class E-2 Preferred Units and Class F-2 Preferred Units as contemplated hereby. No condition set forth in this Section 5.2(a)(v) shall be waived without the prior written consent of each of Cigna and Walgreens.

(vi)    Board. As of the Closing, the Board shall be the size set forth in, and comprised of members appointed in accordance with the terms of, the Amended and Restated Operating Agreement.

(vii)    Indemnification Agreement. With respect to any Buyer’s obligation to purchase the Purchased Preferred Units at the Closing, in the event that a manager of the Issuer was designated by either Buyer pursuant to the Amended and Restated Operating Agreement, the Issuer shall have executed and delivered the applicable Indemnification Agreement.

(viii)    Investors’ Rights Agreement. The Issuer and Signing Major Holders shall have executed and delivered the Investors’ Rights Agreement that will be in effect as of and following the Closing, and such agreement shall be in full force and effect.

(ix)    Amended and Restated Operating Agreement. The Issuer and the Signing Major Holders shall have executed and delivered the Amended and Restated Operating Agreement, and such agreement shall be in full force and effect.

(x)    Debt Financing. Solely with respect to the obligations of Cigna, the Issuer shall have received, or shall receive substantially simultaneously with the Closing (assuming Cigna shall have made, or cause to be made, payment for the Purchased Preferred Units to be purchased by it pursuant to Section 2.2), the proceeds of the Debt Financing (net of any fees and expenses that may be payable in respect thereof) on the terms and subject to the conditions set forth in the Debt Financing Commitment Letter.

(xi)    Secretary’s Certificate. An Officer of the Issuer and an Officer of the Company, respectively, shall have each delivered to the Buyers at the Closing a certificate, dated as of the Closing Date, certifying, as applicable, (i) resolutions of the board of directors of the Company (dated prior to the completion of the Restructuring) and resolutions of the sole managing member of the Issuer approving the Transaction Agreements, the Transaction and the Restructuring, and (ii) resolutions of those unitholders of the Company and the Issuer required to approve the Transaction Agreements, the Transaction, the Restructuring and the Amended and Restated Operating Agreement.

(xii)    Summit Transaction Closing. Solely with respect to the obligations of Cigna, the Issuer having confirmed that it is ready, willing and able to consummate the Merger Agreement Closing.

(xiii)    Strategic Alliance Condition. Solely with respect to the obligations of Cigna to purchase the Subsequent Closing Units, the Issuer and an affiliate of Cigna shall have entered into definitive documentation with respect to at least one RBE (as defined in the Strategic Alliance Term Sheet) on the terms and subject to the conditions set forth in the Strategic Alliance Term Sheet.

(xiv)    Preemptive Rights Condition. Solely with respect to the obligations of Cigna, the exercise of preemptive rights of any member pursuant to the Existing Operating Agreement (or any amendment thereto or amended and restated version thereof) has not resulted in and will not, if fully exercised, result in Cigna receiving less than 75% of any of the total authorized number of Class E-1 Preferred Units or the Class F-1 Preferred Units.

(b)    The obligations of Cigna to purchase the Subsequent Closing Units in accordance with the terms hereof at the Subsequent Closing are subject to the fulfillment, at or before the Subsequent Closing, of each of the following conditions, unless otherwise waived in writing by Cigna:

(i)    Representations and Warranties. (i) The Company and Issuer Fundamental Representations (other than Section 3.2(a)(i), Section 3.2(a)(v), Section 3.2(b)(ii), Section 3.5(b)(i)(A), Section 3.5(b)(ii)(A), Section 3.9(c), Section 3.16(c) and Section 3.26(b)) and the representation and warranty set forth in Section 3.12(i) shall be true and correct in all respects as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (ii) each of the representations and warranties of the Issuer and the Company set forth in Section 3.2(a)(i), Section 3.2(a)(v), Section 3.9(c) and Section 3.16(c) shall be true and correct in all but de minimus respects as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (iii) each of the representations and warranties of the Issuer and the Company set forth in Section 3.2(b)(ii), Section 3.5(b)(i)(A), Section 3.5(b)(ii)(A) and Section 3.26(b) shall be true and correct in all material respects as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); and (iv) each of the other representations and warranties of the Issuer and the Company in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)    Performance. The Company and the Issuer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company or the Issuer, as applicable, prior to the Subsequent Closing.

(iii)    No MAE. Since the Agreement Date, no Material Adverse Effect shall have occurred and be continuing as of the Subsequent Closing.

(iv)    Strategic Alliance Condition. The Issuer and an affiliate of Cigna shall have entered into definitive documentation with respect to at least one RBE (as defined in the Strategic Alliance Term Sheet) on the terms and subject to the conditions set forth in the Strategic Alliance Term Sheet.

(v)    Compliance Certificate. The Chief Executive Officer of the Issuer and the Chief Executive Officer of the Company shall deliver to Cigna at the Subsequent Closing a certificate, dated as of the Closing Date, certifying that the conditions specified in Section 5.2(b)(i), Section 5.2(a)(ii) and Section 5.2(a)(iii) have been fulfilled.

(vi)    Operating Agreement. The Amended and Restated Operating Agreement shall have been amended to reflect the Subsequent Closing Units in a form reasonably satisfactory to Cigna.

(vii)    Preemptive Rights Condition. Solely with respect to the obligations of Cigna, the exercise of preemptive rights of any member pursuant to the Existing Operating Agreement (or any amendment thereto or amended and restated version thereof) has not resulted in and will not, if fully exercised, result in Cigna receiving less than 75% of any of the total authorized number of the Class F-3 Preferred Units.

Section 5.3    Conditions to the Issuer’s Obligations at the Closings.

(a)    The obligations of the Issuer to sell Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units and Class F-2 Preferred Units, as applicable, in accordance with the terms hereof at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Issuer:

(i)    Representations and Warranties. (i) The Buyer Fundamental Representations (other than Section 4.3(a)(i) and Section 4.3(b)(i)) shall be true and correct in all respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (ii) each of the representations and warranties of the Buyers set forth in Section 4.3(a)(i) and Section 4.3(b)(i) shall be true and correct in all material respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of the Buyers in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on either of the Buyers’ ability to consummate the Transaction.

(ii)    Performance. Each Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Buyer prior to the Closing.

(iii)    Payment. Each Buyer, severally but not jointly, shall have made, or caused to be made, payment for the applicable Purchased Preferred Units to be purchased by it as provided in Section 2.2.

(iv)    Amended and Restated Operating Agreement. Each of the Buyers shall have executed and delivered the Amended and Restated Operating Agreement.

(v)    Investors’ Rights Agreement. Each of the Buyers shall have executed and delivered the Investors’ Rights Agreement that will be in effect as of and following the Closing.

(b)    The obligations of the Issuer to sell the Subsequent Closing Units to Cigna in accordance with the terms hereof at the Subsequent Closing are subject to the fulfillment, at or before the Subsequent Closing, of each of the following conditions, unless otherwise waived in writing by the Issuer:

(i)    Representations and Warranties. (i) The Buyer Fundamental Representations made by Cigna (other than Section 4.3(a)(i) and Section 4.3(b)(i)) shall be true and correct in all respects as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (ii) each of the representations and warranties of Cigna set forth in Section 4.3(a)(i) and Section 4.3(b)(i) shall be true and correct in all material respects as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of Cigna in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Subsequent Closing as though such representations and warranties had been made at the Subsequent Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Cigna’s ability to consummate the Subsequent Closing.

(ii)    Performance. Cigna shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Cigna prior to the Subsequent Closing.

Section 5.4    Further Actions; Efforts.

(a)    Each of the Buyers, the Issuer and the Company agrees to, and to cause its respective controlled subsidiaries to, use Reasonable Efforts, and to cooperate with each other, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, as soon as reasonably practicable after the Agreement Date, the Closing, including the satisfaction of the respective conditions set forth in Section 5.1 (except, for purposes of the Buyers, Section 5.1(a)(ii)), Section 5.2 and Section 5.3, including, without limitation, to execute and deliver such other instruments and do and perform such other acts and other things as may be necessary or reasonably desirable for effecting completely the consummation of the Closing. In furtherance of the foregoing, prior to the Closing and in connection with the transactions contemplated by this Agreement, each of the Buyers, the Issuer and the Company shall supply as promptly as reasonably practicable to any Governmental Authority any additional information and documentary material that may be requested by such Governmental Authority pursuant to any applicable antitrust Law. Nothing in this Agreement shall be deemed to expand the obligation of WBA and its Subsidiaries pursuant to the Merger Agreement or the Voting and Support Agreement with respect to removing or addressing any Legal Requirement pursuant to any applicable antitrust Law. Notwithstanding anything in this Agreement to the contrary, in no event shall Cigna be required to take any action or enter into any document or agreement with respect to the matters addressed by Section 5.5 of the Merger Agreement, including but not limited to (A) settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person; (B) selling, or agreeing to sell, license or divest or otherwise convey or hold separate or otherwise change or restructure particular assets or categories of assets or businesses; or (C) removing or addressing any Legal Requirement with respect to the Summit Transaction. In connection with the transactions contemplated by this Agreement, Cigna shall establish internal firewalls in compliance with all applicable antitrust Laws.

(b)    Each of the Buyers, the Issuer and the Company agrees to, and to cause its respective controlled subsidiaries and Affiliates to, use commercially reasonable efforts, and to cooperate with each other, to take, or cause to be taken, all actions, and to do, or cause to be done, as soon as reasonably practicable after the Agreement Date, all things necessary, appropriate or desirable to obtain consents and approvals and make notices required in connection with the Transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall any Buyer, the Issuer or the Company or any of their respective controlled subsidiaries and Affiliates be required to, and none of the Issuer, the Company or any of its Subsidiaries or Affiliates may, without the prior written consent of each of the Buyers, make any payment, incur any liability, commence any litigation or make any concession to obtain any consents or approvals of third parties contemplated by this Section 5.4(b).

(c)    For purposes of this Section 5.4, neither the Issuer, the Company nor any of their respective subsidiaries shall be deemed to be a subsidiary or an Affiliate of WBA or Walgreens Buyer or any of their respective subsidiaries or Affiliates (other than the Issuer, the Company and its subsidiaries). For the purposes of this Section 5.4, “Buyer” shall be deemed to include WBA, with respect to the Walgreens Buyer.

Section 5.5    Tax Matters.

(a)    The Parties will employ the “interim closing” method and the “calendar day convention” under section 706 of the Code and the Treasury Regulations promulgated thereunder and hereby consent to, and agree that each Buyer’s distributive share of the Issuer’s income, gain, loss, and deduction for the taxable year of the Company that includes the Closing Date or the Subsequent Closing Date shall be determined on the basis of an interim closing of the books of the Issuer as of the close of the business on such date, and shall not be based on a proration of such items for the entire taxable year.

(b)    Pursuant to U.S. Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the Issuer shall adjust the Gross Asset Values (as defined in the Amended and Restated Operating Agreement) of the Issuer’s assets to equal the gross fair market values of such assets, as determined by the Board in accordance with the Amended and Restated Operating Agreement, as of immediately prior to the purchase of Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units and Class F-2 Preferred Units pursuant to Section 2.1, and shall allocate any gain or loss attributable to such adjustments among the members of the Issuer in accordance with the Amended and Restated Operating Agreement and this Section 5.5.

(c)    The Parties agree that, following the Restructuring, the Issuer is intended to be treated as a continuation of the Company for U.S. federal income tax purposes, and the Parties shall file Tax Returns consistently with such intended tax treatment.

Section 5.6    Interim Operations of the Company.

(a)    Except with the prior written consent of each of the Buyers (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this

Agreement, the Merger Agreement or the Summit Offering or as set forth in Schedule 5.6, the Company hereby covenants to Buyers that, during the period commencing on the Agreement Date and ending on the earlier to occur of (i) the Closing Date or (ii) the valid termination of this Agreement in accordance with Article VI, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and the Company shall, and shall cause its Subsidiaries to, use Reasonable Efforts to (A) preserve intact the present business organization of the Company and its Subsidiaries, (B) to keep available the services of their current officers and key employees and (C) to preserve relationships with customers, suppliers, distributors and others having business dealings with them, in each case, except with respect to any COVID-19 Measures.

(b)    Without limiting the foregoing, except with the prior written consent of each of the Buyers (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement, the Merger Agreement or the Summit Offering or as set forth in Schedule 5.6, the Company hereby covenants to the Buyers that, during the period commencing on the Agreement Date and ending on the earlier to occur of (i) the Closing Date or (ii) the valid termination of this Agreement in accordance with Article VI (the “Pre-Closing Period”), the Company shall not and shall cause its Subsidiaries to not:

(i)    amend their respective Organizational Documents or waive material rights thereunder;

(ii)    split, combine or reclassify any equity interests;

(iii)    (1) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any equity interests or any securities or instruments convertible or exchangeable into equity interests other than (i) pursuant to the Equity Incentive Plan in the ordinary course, and (ii) issuances of equity interests in a Covered Subsidiary in connection with capital contributions by the Company or another Covered Subsidiary or in connection with the funding of a transaction permitted pursuant to clause (viii) below, (2) amend any term of any existing equity interests, (3) repurchase or redeem any equity interests other than pursuant to the Equity Incentive Plan or (4) declare, accrue or pay any dividend or other distribution (including with respect to any equity interests), in the case of the foregoing clause (4) other than (x) distributions between and/or among the Company and its wholly owned Subsidiaries, (y) redemptions of Units pursuant to the Equity Incentive Plan or (z) tax distributions to the members of the Company in accordance with the terms of the Existing Operating Agreement or by Subsidiaries to its members in accordance with the terms of their Organizational Documents;

(iv)    commence any Proceeding or file any petition in any court, or enter into or adopt any plan, in each case relating to bankruptcy, reorganization, insolvency, winding-up, dissolution, liquidation or relief for debtors, make any assignment for the benefit of creditors or apply for the appointment of a custodian, receiver or trustee;

(v)    enter into any new line of business;

(vi)    lend money to, or forgive any indebtedness of, any Person, other than (i) advances of business expenses to employees and forgiveness of such expenses in the ordinary course of business consistent with past practice and (ii) loans made to Managed Practices;

(vii)     other than with respect to the Debt Financing as otherwise permitted by this Agreement, (1) incur or modify any indebtedness (other than borrowings under existing lines of credit) in an amount exceeding $50,000,000 individually or $100,000,000 in the aggregate or (2) grant or permit to exist any Lien on any assets, properties or rights with fair market value exceeding $50,000,000 individually or $100,000,000 in the aggregate;

(viii)     other than the Summit Transaction, purchase, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease (as lessee), directly or indirectly, any businesses or assets, other than acquisitions with a purchase price that does not exceed $500,000,000 individually or $750,000,000 in the aggregate;

(ix)    sell, lease (as lessor) or otherwise transfer any businesses or assets, other than in an amount with fair market value not to exceed $100,000,000 individually or $250,000,000 in the aggregate;

(x)    make any loans, advances or capital contributions to, or investments in, any Person (other than to or in any member of the Company Group), except for loans to Persons who are not current or former members of the Board, employees or other service providers of the Company or its Subsidiaries in amounts not to exceed $100,000,000 individually or $250,000,000 in the aggregate;

(xi)    change methods of accounting, except as required by concurrent changes in GAAP;

(xii)    except as otherwise required by Law, prepare or file any U.S. federal income Tax Return or other material income Tax Return inconsistent with past practice, file any amended U.S. federal income Tax Return or other material income Tax Return, make, revoke, or change any material Tax election (except in the ordinary course of business consistent with past practice), change any annual tax accounting period, adopt or change any material method of tax accounting, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit or assessment;

(xiii)    take any action that the Company is prohibited from taking pursuant to the terms and conditions of the Merger Agreement prior to the Merger Agreement Closing;

(xiv)    enter into any Affiliated Transactions with WBA or its Affiliates (other than (x) the Debt Financing Commitment Letter, the related fee letter and the Definitive Debt Financing Documentation, in each case subject to the requirements and restrictions set forth in this Agreement and (y) Affiliated Transactions that are on arms’ length terms and are approved by the Walgreens Transaction Committee (as defined in the Existing Operating Agreement) and that do not relate to the transactions contemplated by this Agreement, the Merger Agreement or the Debt Financing Commitment Letter);

(xv)    enter into any Contract that would limit or prohibit the ability of the Company to pay the Accruing Dividends in cash on the Class F Preferred Units in accordance with the terms and conditions of the Amended and Restated Operating Agreement; or

(xvi)    agree or commit to do any of the foregoing.

(c)    Notwithstanding anything to the contrary herein (but subject to Section 5.6(e)), the Company agrees that the Company shall not, and shall cause Merger Sub not to, amend, supplement, waive or modify, or agree to amend, supplement, waive or modify, the Merger Agreement or any Ancillary Document (as defined in the Merger Agreement) or any term thereof in a manner that relates to the economic terms contained therein or that is otherwise materially adverse to the interests of any Buyer (except that the Company may (subject to Section 5.6(e)) seek Permitted Alternative Financing to the extent required by Section 5.15(b) of the Merger Agreement) without the prior written consent of such Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided that such Buyer shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within five (5) Business Days of being notified in writing thereof by the Company; provided further that it is acknowledged and agreed that the consent of the Buyers shall not be required for waivers or consents by the Company of the provisions of Section 5.1 of the Merger Agreement.

(d)    Without limiting the foregoing Section 5.6(c), the Company shall keep the Buyers reasonably informed regarding the transactions contemplated by the Merger Agreement, including the expected timing of the consummation of the Merger and any developments that would reasonably be expected, individually or in the aggregate, to materially delay the consummation of the Merger or make the Closing unlikely to occur; provided, however, that in any event the Company shall provide the Buyers with no less than five (5) Business Days’ written notice of the Closing Date. The Company shall (x) upon the request of Cigna from time to time prior to the Closing Date, update Cigna on the material developments of the Company’s efforts to arrange and obtain the Debt Financing, including by providing copies of all Definitive Debt Financing Documentation (and copies of final offering documents and marketing materials) related to the Debt Financing, and any amendments, modifications or replacements to the Debt Financing Commitment Letter (or Permitted Alternative Financing Commitment Letter) but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and the Definitive Debt Financing Documentation, (y) provide Cigna with copies of all notices and material correspondence exchanged with the other parties to the Merger Agreement and (z) upon Cigna’s request, provide Cigna with all information and all information access rights that would be available to Cigna under the Amended and Restated Operating Agreement as if the Closing had occurred.

(e)    Notwithstanding anything to the contrary herein, the Company hereby agrees that the Company (on behalf of itself and Merger Sub) shall not amend, supplement, waive or modify, or agree to amend, supplement, waive or modify, (x) the Debt Financing Commitment Letter or (y) the terms, conditions and provisions in the Merger Agreement relating to the Debt Financing, in each case, in any manner relating to economic terms or that is adverse to Cigna or its Affiliates, without the prior written consent of Cigna (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) the Company may amend the Debt Financing Commitment Letter to add lenders who are controlled Affiliates of WBA who had not executed the Debt Financing Commitment Letter (provided, further that WBA is not relieved, released or novated from its obligations under the Debt Financing Commitment Letter in connection therewith) and (B) the Company may seek a Permitted Alternative Financing and enter into a Permitted Alternative Financing Commitment Letter; provided, further that, in the case of this clause (B), the Company shall afford Cigna a reasonable opportunity to review and comment on the terms of such Permitted Alternative Financing and Permitted Alternative Financing Commitment Letter and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Cigna that are (1) consistent with the Merger Agreement or this Agreement and (2) timely communicated to the Company (it being understood that any comments received within forty eight (48) hours of Cigna’s receipt of a draft of such Permitted Alternative Financing Commitment Letter shall be deemed timely communicated); and provided further that the parties hereto agree that the failure to incorporate any or all such additions, deletions or changes shall not constitute a breach of this Section 5.6(e)). The Definitive Debt Financing Documentation shall be on the terms set forth in the Debt Financing Commitment Letter or Permitted Alternative Financing Commitment Letter (or on such other terms subject to compliance with this Agreement), which the Buyers agree and acknowledge will be assigned to and assumed by the Issuer pursuant to the Restructuring.

(f)    Anything to the contrary set forth in this Agreement notwithstanding, the Company shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, tender offer, business combination or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof or take any other action during the period commencing on the Agreement Date and ending on the earlier to occur of (i) the Closing Date or (ii) the valid termination of this Agreement in accordance with Article VI, in each case, if doing so would reasonably be expected to (x) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 5.1(a)(i) or Sections 7.1(a) or 7.1(b) of the Merger Agreement; (y) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction or the Summit Transaction; or (z) otherwise prevent or materially delay the consummation of the Transaction (including the Debt Financing) or the Summit Transaction.

(g)    For purposes of this Section 5.6, references to the “Company” shall be deemed to include both the Company and the Issuer as if such covenants were made by the Company and the Issuer, mutatis mutandis.

(h)    Notwithstanding anything contained in this Section 5.6(b) to the contrary, nothing in this Section 5.6(b) shall prohibit or restrict the Company and the Issuer from completing the Restructuring.

Section 5.7    No Solicitation. Notwithstanding anything to the contrary set forth in the Existing Operating Agreement or any other agreement to which the Company is a party or bound, between the Agreement Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms, (a) the Company shall not, and shall cause each of the Covered Subsidiaries and its representatives not to, and (b) the Signing Major Holders shall not, and shall cause their respective representatives not to, without the written consent of each of the Buyers, directly or indirectly, (i) solicit, initiate, seek, induce or knowingly encourage or facilitate, or take any action to solicit, initiate, seek, induce or knowingly encourage or facilitate, any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal, (iii) furnish to any Person any information that the Company believes or should reasonably know would likely be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, letter of intent, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal or Sale of the Company or any matter related thereto for approval or agreement by the Board or the equityholders of the Company or approve or consent to any Acquisition Proposal or Sale of the Company, (vi) pursue, enter into, complete, approve or consent to (including permitting the Board to approve or consent to) an IPO or take any of the actions set forth in the foregoing clauses (i) through (v) as they relate to any IPO or proposal or inquiry in connection therewith or (vii) resolve, propose or agree to do any of the foregoing. Between the Agreement Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, within 24 hours after receipt by the Company or any of the Covered Subsidiaries, or becoming aware of receipt by any of the Signing Major Holders or the respective representatives of the Company and the Signing Major Holders, of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, advise each of the Buyers in reasonable detail writing of the same. For the avoidance of doubt, this Section 5.7 shall not apply to the (i) Merger Agreement and the transactions contemplated by the Summit Transaction or (ii) Transaction Agreements and the transactions contemplated by the Transaction Agreements. For purposes of this Section 5.7, references to the “Company” shall be deemed to include both the Company and the Issuer.

Section 5.8    Register of Members. At the Closing, the Issuer shall take any and all actions necessary to reflect the Purchased Preferred Units and their ownership by the Buyers on Exhibit A to the Amended and Restated Operating Agreement. At the Subsequent Closing, the Issuer shall take any and all actions necessary to reflect the Subsequent Closing Units and their ownership by Cigna (and/or its Affiliate designee(s)) on Exhibit A to the Amended and Restated Operating Agreement.

Section 5.9    Accounting Matters. If, between the Agreement Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms, WBA has a good faith belief based on the advice of a national accounting firm that it will not, following the Closing, be able to consolidate the Company, the Issuer or VMD Corporation, respectively, for purposes of

WBA’s consolidated financial statements for any reason, the Company, the Issuer or VMD Corporation, respectively, and WBA agree to use their commercially reasonable efforts to consult and cooperate in good faith with each other with respect to discussing, proposing, developing and implementing potential actions to be taken (including relating to the corporate governance of the Company, the Issuer or VMD Corporation, respectively) in order to permit WBA to consolidate the Company, the Issuer or VMD Corporation, respectively, for purposes of WBA’s consolidated financial statements; provided, however, that (i) it is acknowledged and agreed that neither the Company, the Issuer nor VMD Corporation, shall be required to agree to any amendment, waiver or action that would materially impact its rights or obligations related to the Transaction Agreements or its Organizational Documents and (ii) the implementation of any such potential actions shall not be a condition to the Closing.

Section 5.10    Annual Accounting Period and Tax Year. As soon as practicably possible and for so long as WBA has a good faith belief based on the advice of a national accounting firm that it will be able to consolidate the Issuer or VMD Corporation, respectively, for purposes of WBA’s consolidated financial statements, the Issuer shall adopt an annual accounting period ending on August 31 and, if, when and so long as allowed pursuant to Treasury Regulations Section 1.706-1(b)(2)(i) and Code section 706(b)(4)(B), the Issuer shall continue to have a taxable year ending on August 31 (or, if ever different, on the date on which the annual accounting period of WBA ends), in each case in accordance with and subject to the terms of the Amended and Restated Operating Agreement.

Section 5.11    Company and WBA Collaboration. Following the Closing, the Company, the Issuer and WBA acknowledge and agree to the terms and conditions set forth on Schedule 5.11.

Section 5.12    Frustration of Conditions. WBA may not rely on the failure of any condition set forth in Section 5.1 or Section 5.2 to be satisfied, if (a) such failure was caused primarily or in not de minimis part by WBA’s or any of its Affiliates actions (including any action arising from or relating to (x)(i) WBA’s ownership interests in the Company (or in the Issuer following the Restructuring); but other than with respect to WBA’s rights of consent over agreement amendments and modifications) or (b) WBA has knowledge as of the Agreement Date that such condition will not be satisfied or is incapable of being satisfied.

Section 5.13    Restructuring. During the Pre-Closing Period, the Buyers, the Issuer and the Company will each take, and cause their respective Subsidiaries and representatives to take, such actions as are necessary to effect, prior to the Closing, the Restructuring.

Section 5.14    Termination of Obligations Relating to Subsequent Closing. The obligations of the parties with respect to a Subsequent Closing will terminate upon the earliest of (x) the termination of this Agreement, (y) the Closing if all of the Preferred Units set forth opposite Cigna’s name on Exhibit A are purchased at the Closing, or (z) the earliest to occur of the following: (i) the mutual written consent of each of Cigna and the Issuer, (ii) the termination by either the Issuer or Cigna, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Subsequent Closing, which Legal Requirement is final and nonappealable, as applicable,

(iii) by either the Issuer or Cigna, if the Subsequent Closing shall not have occurred on or prior to 5:00 p.m. Central Time on the later of April 30, 2023 or thirty (30) days after the Merger Agreement Closing, (iv) with respect to the obligations of the Issuer and the Company to Cigna, by the Issuer, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Cigna or its respective permitted assignee hereunder determined by a final and non-appealable judgment or decree of any court of competent jurisdiction, such that the conditions set forth in Section 5.3(b)(i) or Section 5.3(b)(ii) would not be satisfied as of the Subsequent Closing; provided that if such breach is curable prior to the Subsequent Closing through the exercise of Reasonable Efforts, then the Issuer may not terminate this Agreement under this clause (iv) prior to fifteen (15) days following the receipt of written notice from the Issuer to Cigna of such breach (it being understood that the Issuer may not terminate this Agreement pursuant to this clause (iv) if (x) such breach by Cigna is cured such that such conditions would then be satisfied as of the Subsequent Closing or (y) the Issuer or the Company is in breach of this Agreement such that the conditions set forth in Section 5.2(b)(i), Section 5.2(b)(ii) or Section 5.2(b)(iii) would not be satisfied as of the Subsequent Closing), or (v) with respect to the obligations of Cigna to the Issuer and the Company, by Cigna, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Issuer or the Company determined by a final and non-appealable judgment or decree of any court of competent jurisdiction, such that the conditions set forth in Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iii) would not be satisfied as of the Subsequent Closing; provided that if such breach is curable prior to the Subsequent Closing through the exercise of Reasonable Efforts, then Cigna may not terminate this Agreement under this clause (v) prior to fifteen (15) days following the receipt of written notice from Cigna to the Issuer of such breach (it being understood that the Cigna may not terminate this Agreement pursuant to this clause (v) if such breach by the Issuer or the Company is cured such that such conditions would then be satisfied as of the Subsequent Closing).

Section 5.15    Walgreens Transaction Committee Charter. As of the Closing, the Walgreens Transaction Committee Charter shall have been amended in the form attached as Exhibit G.

Section 5.16    Walgreens Directors. Promptly following the Agreement Date, the Company shall work in good faith to ensure that the individuals set forth on Schedule 5.16 shall constitute the Walgreens Directors (as defined in the Existing Operating Agreement), subject to approval of the proposed Walgreens Directors by the Company’s Nominating and Governance Committee. The Company and the Issuer agree that, as of and after the date each such individual becomes a member of the Board, (a) such individual will continue to be a Walgreens Director (as defined in the Existing Operating Agreement prior to the completion of the Restructuring and as defined in the Amended and Restated Operating Agreement as of and following the completion of the Restructuring), subject to their earlier resignation, death or removal (with or without cause) in accordance with the Existing Operating Agreement or the Amended and Restated Operating Agreement, respectively, and (b) such individual, if denoted as “independent” on Schedule 5.16, shall continue to be considered independent for purposes of Section 5.1(c)(ii) of the Existing Operating Agreement prior to the Closing and for purposes of Section 5.1(c)(ii) of the Amended and Restated Operating Agreement as of and following the Closing until material facts and circumstances with respect to their independence status have materially changed.

ARTICLE VI

TERMINATION

Section 6.1    Termination Prior to Closing. Subject to Section 6.2, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of each of the Buyers and the Company;

(b)    by either the Company or any Buyer, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Closing or any transactions contemplated hereunder, which Legal Requirement is final and nonappealable, as applicable;

(c)    by either the Company or either Buyer, if the Closing shall not have occurred on or prior to 5:00 p.m. Eastern Time on the date that is five (5) Business Days following the date that is the fifteen (15) month anniversary of the Agreement Date;

(d)    with respect to the obligations of the Company or the Issuer to the Buyers, by the Company or the Issuer, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by such Buyer or its respective permitted assignee hereunder (other than a Buyer Default) determined by a final and non-appealable judgment or decree of any court of competent jurisdiction, such that the conditions set forth in Section 5.3(a)(i) or Section 5.3(a)(ii) would not be satisfied as of the Closing; provided that if such breach is curable prior to the Closing through the exercise of Reasonable Efforts, then neither the Company nor the Issuer may terminate this Agreement under this Section 6.1(d) prior to fifteen (15) days following the receipt of written notice from the Company to such Buyer of such breach (it being understood that neither the Company nor the Issuer may terminate this Agreement pursuant to this Section 6.1(d) if (i) such breach by the Buyer is cured such that such conditions would then be satisfied as of the Closing or (ii) the Company or the Issuer is in breach of this Agreement such that the conditions set forth in Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iii) would not be satisfied as of the Closing);

(e)    with respect to the obligations of the Company or the Issuer to the Buyers, by the Company, upon any Buyer failing to pay, and failing to cause to be paid, to the Issuer that portion of the Purchase Price payable by such Buyer, as provided in Section 2.2(a), within five (5) Business Days of such amount becoming due and payable at the Closing hereunder for the Purchased Preferred Units purchased by such Buyer in accordance with the terms of this Agreement and for so long as such failure to pay is ongoing (a “Buyer Default”);

(f)    with respect to the obligations of the Buyers to the Company or the Issuer, by any Buyer, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or Issuer determined by a final and non-appealable judgment or decree of any court of competent jurisdiction, such that the conditions set forth in Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iii) would not be satisfied as of the Closing; provided that if such breach is curable prior to the Closing through the exercise of Reasonable

Efforts, then such Buyer may not terminate this Agreement under this Section 6.1(f) prior to fifteen (15) days following the receipt of written notice from such Buyer to the Company or the Issuer of such breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 6.1(f) if such breach by the Company or the Issuer is cured such that such conditions would then be satisfied as of the Closing); or

(g)    by either Buyer or the Company in the event that the Merger Agreement is validly terminated in accordance with its terms.

Section 6.2    Notice of Termination; Effect of Termination. If the Company, the Issuer or any Buyer wishes to terminate this Agreement and abandon the Transaction pursuant to Section 6.1, then such Party shall deliver to the other Parties, respectively, a prior written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is so terminating this Agreement. Subject to the terms of Section 6.1, any such termination of obligations under Section 6.1 above will be effective immediately upon the delivery of such valid written notice of the terminating Party to each other Party. In the event of the termination of this Agreement in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Buyer or the Issuer or the Company or their respective employees, officers, directors, equityholders or Affiliates; provided that the provisions of this Section 6.2, and Article VII (other than Section 7.11 and Section 7.16) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VI; provided, further, that nothing herein shall relieve any Party from liability for any fraud or willful and intentional breach of this Agreement by such Party prior to such termination (it being understood that a Buyer’s failure to consummate the Closing when required to do so pursuant to Section 2.2 shall be deemed a willful and intentional breach of this Agreement).

ARTICLE VII

MISCELLANEOUS

Section 7.1    Survival of Warranties. With respect to the representations and warranties of the Company and the Issuer contained in Article III hereof or the representations and warranties of the Buyers contained in Article IV hereof, such representations and warranties shall survive the Closing Date until twelve (12) months following the Closing Date; provided, however, (i) the representations and warranties in Section 3.15(b) – Section 3.15(d) shall survive until the date which is thirty (30) days after the date upon which the applicable statute of limitations expires and (ii) the Company and Issuer Fundamental Representations and Buyer Fundamental Representations shall survive indefinitely.

Section 7.2    Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing (including via email) and shall be deemed properly served if and when (a) sent via email, (b) delivered by hand, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses or email addresses set forth below or at such other addresses as may be furnished in writing.

(i)		If to the Company or the Issuer:

Village Practice Management Company, LLC
125 S. Clark Street, Suite 900
Chicago, Illinois 60603
Attention: Wendy Rubas
Email: wrubas@villagemd.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
	Attention:	Nathan Ajiashvili
John Giouroukakis
Daniel Hoffman
Email: nathan.ajiashvili@lw.com
john.giouroukakis@lw.com
daniel.hoffman@lw.com

(ii)		If to Cigna:

Cigna Health & Life Insurance Company
900 Cottage Grove Road
Bloomfield, CT 06002
	Attention:	Richard Secchia
Neil Tanner
Email: Richard.Secchia@cigna.com
Neil.Tanner@Cigna.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	David E. Shapiro
Jenna E. Levine
Email: deshapiro@wlrk.com
jelevine@wlrk.com

(iii)		If to Walgreens Buyer or WBA:

c/o Walgreens Boots Alliance, Inc.
108 Wilmot Road
Deerfield, Illinois 60015
Attention: Danielle Gray
Email: Danielle.gray1@wba.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
	Attention:	Chris E. Abbinante
Joseph P. Michaels
Email: cabbinante@sidley.com
joseph.michaels@sidley.com

Date of service of such notice shall be (w) the date of transmission if sent by email prior to 5:00 p.m. Eastern Time on a Business Day, or if not, on the next succeeding Business Day, (x) the date such notice is delivered by hand, (y) one (1) business day following the delivery by express overnight delivery service, or (z) three (3) days after the date of mailing if sent by certified or registered mail.

Section 7.3    Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

Section 7.4    Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party, except with the prior written consent of the Company, the Issuer and each of the Buyers; provided, however, that any Buyer shall be entitled to assign all or a portion of its rights and obligations hereunder (including the right to receive such Buyer’s specified portion of the Purchased Preferred Units) to one or more of its Affiliates, provided that (i) the assignee is legally entitled to provide the Company a duly executed IRS Form W-9, (ii) such Buyer remains obligated to perform its obligations hereunder to the extent not performed by such assignee and (iii) the transfer will not cause the Company or the Issuer to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and any related regulations. The Cigna entity named in clause (A) of the introductory paragraph of this Agreement shall be obligated to perform the obligations of Evernorth under Sections 2.1 and 2.2 of this Agreement to the extent not performed by Evernorth. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

Section 7.5    Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission (including electronic mail, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 7.6    Expenses. Except as expressly set forth herein or in the other Transaction Agreements, each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Agreements and other costs incurred in completing the Transaction.

Section 7.7    Governing Law. This Agreement shall be construed and governed in accordance with the Laws of the State of Delaware, without regard to its Laws regarding conflicts of Law.

Section 7.8    Headings. The article and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 7.9    Entire Agreement. This Agreement, the preamble and recitals to this Agreement, the Schedules and the Exhibits attached hereto (all of which shall be deemed incorporated in this Agreement and made a part hereof), together with the other Transaction Agreements, set forth the entire understanding of the Parties with respect to the Transaction, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. For the avoidance of doubt, and notwithstanding any provisions set forth herein, the Company, the Issuer, WBA and Walgreens Buyer hereby acknowledge and agree that the Class D Purchase Agreement remains in full force and effect in accordance with its terms in all respects, including with respect to Section 7.27(a) (which the Company, the Issuer, WBA and Walgreens Buyer hereby confirm and ratify); provided, however, that with respect to Sections 5.13 and 5.15, any prior breach of such sections are hereby irrevocably waived and such sections are hereby terminated. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and replaced in its entirety by this Agreement.

Section 7.10    Third Parties. Except as provided in this Article VII, including this Section 7.10, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, Summit is hereby made an express third party beneficiary of this Agreement for the purpose of (i) Section 7.2 through Section 7.10 and Section 7.13 through Section 7.16 (including the specific performance thereof) with respect to the Walgreens Buyer and WBA, and (ii) seeking specific enforcement against the Walgreens Buyer and WBA to cause the Purchase Price to be paid in accordance with Section 2.2 and the other terms of this Agreement solely to the extent that (A) the conditions to the Closing set forth in Sections 5.1 and 5.2 are satisfied (other than those conditions that, by their nature, may only be satisfied at or immediately prior to the Closing) and (B) each of the Company and the Issuer is entitled to seek specific performance pursuant to Section 7.16.

Section 7.11    Disclosure Generally.

(a)    All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules; provided, however, that information furnished in any particular Schedule shall be deemed to be included in another Schedule only if it is readily apparent from the face of such information that such information has application to such other Schedule notwithstanding the absence of a cross-reference contained therein.

(b)    In the event that there are any Subsidiaries of which the Company or the Issuer owns, directly or indirectly, a majority of equity interests or voting power other than the Covered Subsidiaries, each of the representations, warranties, agreements, covenants and obligations herein that relate to the Covered Subsidiaries shall be deemed to apply equally to such Subsidiaries. In the event that the Company or the Issuer has any subsidiary other than the Subsidiaries, each of the representations, warranties, agreements, covenants and obligations herein that relate to the Subsidiaries shall be deemed to apply equally to such subsidiaries. Notwithstanding the foregoing, no Person, assets or business to be acquired in connection with the Summit Transaction shall be deemed to be a Subsidiary of the Company or the Issuer for purposes of the representations and warranties in Article III or the covenants set forth in Section 5.6.

Section 7.12    Acknowledgment by the Buyers.

(a)    Each of the Buyers acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Issuer, the Company and the Subsidiaries. In making its determination to proceed with the Transaction, each of the Buyers has relied and will rely solely on the results of its own independent investigation and verification and the limited representations and warranties of the Company and the Issuer expressly and specifically set forth in Article III of this Agreement, including the Schedules attached hereto. SUCH REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ISSUER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ISSUER TO THE BUYERS IN CONNECTION WITH THE TRANSACTION, AND THE BUYERS UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY OTHER REPRESENTATION OR WARRANTY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANY, THE ISSUER OR THE SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE ISSUER. EACH OF THE BUYERS ACKNOWLEDGE THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THE TRANSACTION AGREEMENTS (INCLUDING THE SCHEDULES ATTACHED HERETO) WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTION. Each of the Buyers further acknowledges that, except as set forth in the Transaction Agreements (including the Schedules and Exhibits attached hereto), no promise or inducement for this Agreement was offered by the Issuer, the Company or any of its representatives or relied upon by such Buyer. NONE OF THE FOREGOING IN THIS Section 7.12 LIMITS OR MODIFIES IN ANY WAY THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ISSUER IN Article III OF THIS AGREEMENT NOR THE RIGHT OF EACH OF THE BUYERS TO RELY THEREON.

(b)    Each of the Buyers acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Summit Entities. In making its determination to proceed with the Transaction, each of the Buyers has relied and will rely solely on the results of its own independent investigation and verification. Each of the Buyers acknowledges and agrees that the Summit Entities have made limited representations and warranties to the Company pursuant to Article III of the Merger Agreement and such representations and warranties are being made to the Company and not the Buyers. EACH OF THE BUYERS UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE SUMMIT ENTITIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE ISSUER.

Section 7.13    Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” means by way of example and not by way of limitation and (e) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if.” The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The terms “made available,” “delivered,” “provided” or words of similar import mean that the referenced document or other material was posted and accessible to the Buyers in the electronic dataroom hosted and maintained by Datasite and designated as “Project: Teton” no later than the day prior to the Agreement Date.

Section 7.14    Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any particular matter, any state or federal court sitting in the State of Delaware and the appellate courts therefrom (without giving effect to any Law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware), in any Proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the Proceeding may be heard and determined in any such court and agrees not to bring any Proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7.2. Nothing in this Section 7.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 7.15    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

Section 7.16    Specific Performance. The Parties agree that if any provision of this Agreement (including, but not limited to, each Buyer’s obligation to purchase its specified portion of the Purchased Preferred Units in accordance with the terms of Section 2.2 and WBA’s obligations pursuant to Section 7.22) is not performed in accordance with its terms or is otherwise breached or is threatened to be breached, irreparable harm may occur and no adequate remedy at law may exist. The Parties therefore agree that the non-breaching Party or Parties shall be entitled to the remedy of specific performance, an injunction or other equitable relief to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedies that may be available at law or in equity by reason of such breach, without posting a bond or undertaking and without needing to prove damages (and such right of specific performance is an integral part of the transactions contemplated by this Agreement and without such right, none of the Company, the Issuer or the Buyers would have entered into this Agreement). Subject to Section 7.7 and Section 7.14, each of the Company, the Issuer, the Buyers and WBA hereby agrees not to assert or raise as an objection or defense that the equitable remedy of specific performance to prevent, restrain, or remedy breaches or threatened breaches of the provisions of this Agreement is contrary to law or inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy for any such breach, or that this Section 7.16 is unenforceable or invalid for any reason.

Section 7.17    Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transaction without the prior consent of the Company, the Issuer and each of the Buyers, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any public announcement to the extent that such Party determines such action to be required by Law, in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the Company, the Issuer and each of the Buyers reasonable time to comment on such release or announcement in advance of its issuance; provided, further, that the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning this Agreement or the Transaction are substantially similar to previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this sentence. For the avoidance of doubt, WBA shall be permitted to share such information regarding the Agreement and the Transaction with its rating agencies of the type customarily shared with rating agencies, subject to customary confidentiality procedures. The Issuer will provide each of the Buyers a draft of any filings pursuant to Regulation D of the Securities Act in advance of filing for review by the Buyers.

Section 7.18    Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party to such action shall be entitled to reasonable and documented out-of-pocket attorneys’ fees, costs and necessary disbursements (the “Enforcement Costs”) in addition to any other relief to which such party may be entitled.

Section 7.19    No Commitment for Additional Financing. Each of the Issuer and the Company acknowledges and agrees that neither of the Buyers have made any representation, undertaking, commitment or agreement to provide or assist the Company or the Issuer in obtaining any financing, investment or other assistance, other than the Transaction as set forth herein, as applicable, and subject to the conditions set forth herein and, with respect to WBA, the Debt Financing pursuant to the terms and conditions of the Debt Financing Commitment Letter (as it may be amended, supplemented, modified or waived in accordance with Section 5.6(e)). In addition, each of the Issuer and the Company acknowledges and agrees that an obligation, commitment or agreement to provide or assist the Company or the Issuer in obtaining any financing or investment may only be created by a written agreement, signed by the relevant Buyer and the Company or the Issuer, as applicable, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each of the Buyers shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company or the Issuer, and shall have no obligation to assist or cooperate with the Company or the Issuer in obtaining any financing, investment or other assistance, other than with respect to WBA and the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment Letter (as it may be amended, supplemented, modified or waived in accordance with Section 5.6(e)).

Section 7.20    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 7.21    Amendments and Waivers. Any term of this Agreement may be amended or modified only with the written consent of the Company, the Issuer and each of the Buyers. Any term of this Agreement may be waived only with the written consent of the party from whom the waiver is sought. Notwithstanding the forgoing, this Agreement may not be terminated or amended, and no provision hereof may be waived by the Company or otherwise modified if such termination, amendment, waiver or modification requires the consent of Summit under Section 5.17(c) of the Merger Agreement unless such termination, amendment, waiver or modification has been approved by Summit in an instrument executed by Summit.

Section 7.22    WBA Guaranty; WBA Matters.

(a)    To induce the Company and the Issuer to enter into this Agreement and the Merger Agreement, intending to be legally bound hereby, WBA hereby absolutely, irrevocably and unconditionally guarantees to the Company and the Issuer the due and punctual performance and discharge of the obligations of the Walgreens Buyer to purchase the Walgreens Purchased Preferred Units and to pay Enforcement Costs to the Company and the Issuer in accordance with this Agreement, if, as and when due. WBA promises and undertakes to make all payment required pursuant to this Section 7.22 free and clear of any deduction, offset, claim or counterclaim of any kind (other than defenses and claims that are available to the Walgreens Buyer under this Agreement). This Section 7.22 is an unconditional and continuing guarantee of performance and payment and not of collection, and neither the Company nor the Issuer shall be required to proceed against the Walgreens Buyer first before proceeding against WBA hereunder. Notwithstanding the foregoing, nothing in this Section 7.22 shall or shall be deemed to expand or otherwise modify any liabilities or obligations of the Walgreens Buyer pursuant to this Agreement or create or expand any liabilities of the Walgreens Buyer other than as expressly set forth in this Agreement.

(b)    WBA hereby agrees to be bound by, observe and comply with the terms and provisions of Article IV and Article VII.

Section 7.23    Signing Major Holder Support.

(a)    The Signing Major Holders hereby agree that the waiver of preemptive rights set forth in the Requisite Company Unitholder Approval shall apply to the issuance of Units by the Issuer pursuant to this Agreement as if the Issuer were the Company, mutatis mutandis.

(b)    The Signing Major Holders hereby represent and warrant to each of the Buyers that they have (i) caused to be waived, in writing, any preemptive, purchase or other similar rights held by them with respect to the Purchased Preferred Units and the transactions contemplated by the Transaction Agreements (as well as any issuances of equity securities by the Company or the Issuer to be completed due to any validly exercised preemptive, purchase, conversion or other similar rights of any of the unitholders of the Company or the Issuer with respect to the Purchased Preferred Units and the transactions contemplated by the Transaction Agreements, as applicable), (ii) provided their affirmative vote or written consent in favor of the transactions contemplated by the Transaction Agreements to which the Company or the Issuer is a party and the adoption and approval of the Transaction Agreements to which the Company or the Issuer is a party and the terms thereof, (iii) provided their affirmative vote or written consent that the transactions contemplated by the Transaction Agreements do not constitute, and shall not be treated as, a Sale of the Company, a Liquidation Transaction or a Major Event (each as defined in the Existing Operating Agreement and the Amended and Restated Operating Agreement) under the terms of the Existing Operating Agreement and the Amended and Restated Operating Agreement and (iv) provided their affirmative vote or written consent in favor of the Restructuring. Each Signing Major Holder hereby agrees, between the Agreement Date and the earlier of the Subsequent Closing and the termination of this Agreement in accordance with its terms, at any meeting of the members or unitholders of the Company or the Issuer and in any action by written consent of the members or unitholders of the Company or the Issuer under which the following matters are submitted for consideration and vote, unless otherwise directed in writing by the

Buyers, to cause its Unit Equivalents to be voted (to the extent such Unit Equivalents are entitled to vote): (A) in favor of (1) the transactions contemplated by the Transaction Agreements to which the Company or the Issuer is a party and the adoption and approval of the Transaction Agreements to which the Company or the Issuer is a party and the terms thereof and (2) each of the other actions contemplated by the Transaction Agreements to which the Company or the Issuer is a party; and (B) against any action, proposal, agreement or transaction that would be contrary to the matters described in the foregoing clause (A) or would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company or the Issuer in the Transaction Agreements to which the Company or the Issuer is a party.

(c)    At the Closing, each Signing Major Holder hereby agrees to execute and deliver (i) the Amended and Restated Operating Agreement, (ii) if he, she or it is contemplated to be a party thereto, the Investors’ Rights Agreement that will be in effect as of and following the Closing and (iii) each agreement or consent necessary or appropriate to effectuate the Restructuring.

(d)    Each Signing Major Holder hereby represents and warrants to the Buyers as of the Agreement Date, the Closing Date and the Subsequent Closing Date that the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4, read as if such Signing Major Holder were either of the Buyers, mutatis mutandis, as applicable, are true and complete as of the Agreement Date, the Closing Date and the Subsequent Closing Date.

(e)    Each Signing Major Holder hereby agrees to be bound by, observe and comply with the terms and provisions of Section 5.7, Section 5.10 and Article VII.

Section 7.24    Other Additional Issuances.

(a)    If any Eligible Member (as defined in the Existing Operating Agreement) exercises its preemptive rights pursuant to Section 3.3 of the Existing Operating Agreement with respect to the Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units, Class F-2 Preferred Units, Class F-3 Preferred Units or Class F-4 Preferred Units to be sold pursuant to this Agreement (a “Rights Exercise”), the Parties shall, and shall cause their respective Affiliates to, (i) (A) amend the Issuer’s Organizational Documents to provide for the authorization of a sufficient number of Class E Preferred Units or Class F Preferred Units and Class G Preferred Units, as the case may be, necessary to allow for the Rights Exercise and (B) consummate a Rights Exercise; (ii) offer the Walgreens Buyer the opportunity to purchase additional Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units, Class F-2 Preferred Units, Class F-3 Preferred Units or Class F-4 Preferred Units, as the case may be, from the Issuer as if any Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units, Class F-2 Preferred Units, Class F-3 Preferred Units or Class F-4 Preferred Units, as the case may be, purchased in connection with the Rights Exercise were Additional Securities (as defined in the Existing Operating Agreement) under Section 3.3 of the Amended and Restated Operating Agreement; and (iii) if the Walgreens Buyer duly elects to exercise its right to purchase additional Class E Preferred Units or Class F Preferred Units, as the case may be, pursuant to clause (ii) above, (x) amend the Issuer’s Organizational Documents to provide for the authorization of a sufficient number of Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred

Units, Class F-2 Preferred Units, Class F-3 Preferred Units or Class F-4 Preferred Units and Class G-1 Preferred Units, Class G-2 Preferred Units, Class G-3 Preferred Units or Class G-4 Preferred Units, as applicable, necessary to allow for the issuance and sale of such additional Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units, Class F-2 Preferred Units, Class F-3 Preferred Units or Class F-4 Preferred Units to such Walgreens Buyer and (y) consummate such issuance and sale.

(b)    If the Issuer reasonably expects to consummate the Subsequent Closing, then, at least ten (10) Business Days prior to the expected date for such Subsequent Closing, the Issuer shall offer the Walgreens Buyer the opportunity to purchase up to the same number of Class F-4 Preferred Units as Cigna will purchase of the Subsequent Closing Units, on the same terms and for the same value as such Subsequent Closing Units and at substantially the same time (the “WBA Rights Offering”). If the Walgreens Buyer duly elects to exercise its right to purchase additional Class F-4 Preferred Units pursuant to this Section 7.24, then the Parties shall, and shall cause their respective Affiliates to, (i) amend the Issuer’s Organizational Documents to provide for the authorization of a sufficient number of Class F-4 Preferred Units necessary to allow for the issuance and sale of such additional Class F-4 Preferred Units to the Walgreens Buyer and (ii) consummate such issuance and sale to the Walgreens Buyer.

Section 7.25    Further Assurances. Between the Agreement Date and the earlier of the Subsequent Closing and the termination of this Agreement in accordance with its terms, the Buyers, the Company, the Issuer and the Signing Major Holders agree to, subject to the limitations set forth in Section 5.4, use their Reasonable Efforts to consult and cooperate in good faith with each other with respect to considering and taking actions reasonably necessary to carry out the intent and accomplish the purposes of the transactions contemplated by the Transaction Agreements (other than this Agreement). Following the Closing, each of the Buyers, the Company, the Issuer and the Signing Major Holders agrees to, and to cause his, her or its respective controlled subsidiaries and Affiliates to, execute and deliver such additional documents, instruments and assurances as may be reasonably necessary to carry out, give effect to or evidence the transactions completed pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement on the date first written above.

BUYER

CIGNA HEALTH & LIFE INSURANCE COMPANY

By:	/s/ Richard Gray
Name:	Richard Gray
Title:	Vice President

EVERNORTH HEALTH, INC.

By:	/s/ Richard Secchia
Name:	Richard Secchia
Title:	Vice President

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

BUYER

WBA ACQUISITION 5, LLC

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Title:	Vice President, Walgreens Boots Alliance, Inc.

WBA

Solely with respect to Sections 5.9, 5.11, 7.9, 7.16 and 7.22:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Title:	Vice President

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

THE COMPANY

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By:	/s/ Timothy M. Barry
Name:	Timothy M. Barry
Title:	Chief Executive Officer

THE ISSUER

VILLAGE PRACTICE MANAGEMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Timothy M. Barry
Name:	Timothy M. Barry
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

WBA FINANCIAL, LLC

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Title:	Vice President, Walgreens Boots Alliance, Inc.

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

WBA ACQUISITION 5, LLC

By:	/s/ Aaron Friedman
Name:	Aaron Friedman
Title:	Vice President, Walgreens Boots Alliance, Inc.

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

KINNEVIK US HOLDING, LLC

By:	/s/ Christopher Marchioli
Name:	Christopher Marchioli
Title:	Manager

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

OAK HC/FT VMD BLOCKER, LLC

By:	/s/ Andrew W. Adams
Name:	Andrew W. Adams
Title:	Authorized Signatory

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

THV VMD BLOCKER, LLC

By:	/s/ David Whelan
Name:	David Whelan
Title:	Authorized Signatory

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

By:	/s/ Clive Fields
Clive Fields

PBGC PARTNERS, LP

By:	/s/ Clive Fields
Name:	Clive Fields
Title:	Managing Member

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

BRIGHTON STREET PARTNERS, LLC

By:	/s/ Paul Martino
Name:	Paul Martino
Title:	Managing Member

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

BEAR MOUNTAIN ENTERPRISES, LLC

By:	/s/ Timothy M. Barry
Name:	Timothy M. Barry
Title:	Manager

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

RLBG I, LLC

By:	/s/ Ross Levine
Name:	Ross Levine
Title:	Managing Member

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.23:

By:	/s/ Steven J. Shulman
Steven J. Shulman

[Signature Page to Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement]